Use these links to rapidly review the document

Filed pursuant to Rule 424(b)(3)
Registration No. 333-198265

PROSPECTUS

Kratos Defense & Security Solutions, Inc.

Offer to Exchange all Outstanding and Unregistered
7.000% Senior Secured Notes due 2019
for
7.000% Senior Secured Notes due 2019

Which Have been Registered Under the Securities Act

        This prospectus and accompanying letter of transmittal relate to our proposed offer (the "Exchange Offer") to exchange up to $625,000,000 aggregate principal amount of 7.000% senior secured notes due 2019 (the "Exchange Notes"), which are registered under the Securities Act of 1933, as amended (the "Securities Act"), for any and all of our unregistered 7.000% senior secured notes due 2019 (the "Unregistered Notes", and together with the Exchange Notes, the "Notes") that were issued on May 14, 2014 (the "Issue Date"). The Unregistered Notes have certain transfer restrictions. The Exchange Notes will be freely transferable.

        The principal features of the Exchange Offer are as follows:

  •
  You may withdraw tendered outstanding Unregistered Notes at any time prior to the expiration of the Exchange Offer.

  •
  We will exchange all outstanding Unregistered Notes that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer for an equal principal amount of Exchange Notes.

  •
  The terms of the Exchange Notes to be issued are substantially similar to the Unregistered Notes, except they are registered under the Securities Act, do not have any transfer restrictions, and do not have registration rights or rights to additional interest.

  •
  The exchange of Unregistered Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the Exchange Offer.

  •
  There is no public market for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or automated quotation system.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 16, 2014, UNLESS WE EXTEND THE OFFER.

        You should read the section titled "The Exchange Offer" beginning on page 19 for further information on how to exchange your Unregistered Notes for Exchange Notes.

        Please see "Risk Factors" beginning on page 9 for a discussion of certain factors you should consider in connection with the Exchange Offer.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 17, 2014.

        Each holder of an Unregistered Note wishing to accept the Exchange Offer must deliver the Unregistered Note to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of Unregistered Notes by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called "The Exchange Offer" in this prospectus and in the accompanying letter of transmittal.

        If you are a broker-dealer that receives Exchange Notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of Exchange Notes. We will use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, remain effective for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. We will also amend or supplement this prospectus during this 180-day period, if requested by one or more participating broker-dealers, in order to expedite or facilitate such resales.

        This prospectus incorporates important business and financial information about the Company that is not included in or delivered with the document. See "Where You Can Find Additional Information." Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall, Suite 200
Attention: Corporate Secretary
San Diego, CA 92121
(858) 812-7300

        In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to October 16, 2014, the date you must make your investment decision.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the heading "Where You Can Find More Information." In making your decision to participate in the Exchange Offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. The information contained in this prospectus is not complete and may be changed. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale, exchange or issuance of a security.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled "Where You Can Find More Information."

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. This information is available to you without charge upon written or oral request to: Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 4820 Eastgate Mall, San Diego, California, 92121, (858) 812-7300. The Exchange Offer is expected to expire on October 16, 2014, and you must make your exchange decision by the expiration date. To obtain timely delivery, you must request the information no later than October 8, 2014, or the date that is five business days before the expiration date of the exchange offers.

Trademarks, Trade Names and Service Marks

        This prospectus may include trade names and trademarks of other companies. Our use or display of other parties' trade names, trademarks or products is not intended to, and does not, imply a relationship with, or endorsement or sponsorship of us by, the trade names or trademark owners. All trademarks appearing in this Prospectus not owned by us are the property of their holders.

Company References

        In this prospectus, references to "we," "our," "us," "the Company" or "Kratos" mean Kratos Defense & Security Solutions, Inc. and its subsidiaries on a consolidated basis.

 INCORPORATION BY REFERENCE

        We are "incorporating by reference" information filed with the SEC into this prospectus, which means that we are disclosing important business and financial and other information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, and such documents form an integral part of this prospectus:

  •
  our annual report on Form 10-K for the year ended December 29, 2013 filed with the SEC on March 12, 2014;

  •
  our quarterly reports on Form 10-Q for the quarters ended March 30, 2014 and June 29, 2014 filed with the SEC on April 30, 2014 and August 7, 2014, respectively;

  •
  our current reports on Form 8-K filed with the SEC on January 22, 2014, May 9, 2014 and May 15, 2014; and

  •
  our definitive proxy statement on Schedule 14A filed with the SEC on April 11, 2014.

        Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any current report on Form 8-K that we may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

        Any statement contained in this prospectus or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute any part of this prospectus.

        Our internet address is www.kratosdefense.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act are available free of charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. The information on our website and any other website that is referred to in this prospectus is not part of and is not incorporated by reference in this prospectus.

        You may obtain at no cost copies of each of our documents incorporated by reference into this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning at the following address: Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 4820 Eastgate Mall, San Diego, California, 92121, (858) 812-7300. In order to receive timely delivery of these materials, you must make your requests no later than five business days before you make your investment decision.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to our future financial performance, the growth of the market for our products and services, expansion plans and opportunities and statements regarding our plans, strategies and objectives for future operations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology.

        Forward-looking statements reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks, uncertainties and other important factors. Many important factors could cause actual results, performance or achievements to differ materially from the expected future results, performance or achievements expressed in or implied by our forward-looking statements, including the following:

  •
  our high level of indebtedness, which could impair our financial health and prevent us from fulfilling our obligations under the Exchange Notes;

  •
  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in the Indenture that governs the Exchange Notes, our ABL Credit Facility and other debt agreements we have entered into or may enter into in the future;

  •
  general economic conditions and inflation, interest rate movements and access to capital;

  •
  changes or cutbacks in spending or the appropriation of funding by the U.S. Federal Government, including the risk of a prolonged government continuing resolution or government shut down;

  •
  the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by, or the loss of, key customers;

  •
  changes in the scope or timing of our projects;

  •
  our ability to successfully consummate acquisitions, to integrate acquired companies and to realize the benefits of our acquisitions, including our ability to achieve anticipated opportunities and operating synergies, and accretion to reported earnings estimated to result from acquisitions in the time frame expected by management or at all;

  •
  our revenue projections;

  •
  unfavorable results of litigation;

  •
  risks related to failure of our products or services;

  •
  the effect of competition;

  •
  the Exchange Notes and the Guarantees will be effectively subordinated to any of our and our guarantors' first lien secured indebtedness to the extent of the value of the collateral securing that indebtedness;

  •
  we may be unable to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and meet our other ongoing liquidity needs and may be forced to take other actions to satisfy our obligations under our indebtedness, which may be unsuccessful;

  •
  the Exchange Notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries;

  •
  our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly;

  •
  we may be unable to repurchase Exchange Notes in the event of a change of control as required by the Indenture;

  •
  holders of the Exchange Notes may not be able to determine when a change of control giving rise to their right to have the Exchange Notes repurchased has occurred following a sale of "substantially all" of our assets;;

  •
  an active trading market may not develop for the Exchange Notes;

  •
  federal and state fraudulent transfer laws may permit a court to void the Exchange Notes or any of the Guarantees, and if that occurs, you may not receive any payments on the Exchange Notes; and

  •
  our credit ratings may not reflect all risks associated with an investment in the Exchange Notes.

        These forward-looking statements reflect our views and assumptions only as of the date such forward-looking statements are made. Many of the factors that will determine future results, performance or achievements are beyond our ability to control or predict, and accordingly, you should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. The risks included in this section are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading "Risk Factors" beginning on page 9 of this prospectus, and in our most recent Annual Report on Form 10-K and in our subsequent reports on Forms 10-Q and 8-K and other filings with the SEC. You should carefully read this prospectus together with the information incorporated herein by reference as described under the heading "Where You Can Find More Information," completely and with the understanding that our actual future results may be materially different from what we expect.

v

 SUMMARY

        This summary highlights selected information about us, the Exchange Offer and the Exchange Notes from this prospectus and the documents incorporated herein by reference and does not contain all of the information that you need to consider in making a decision to participate in the Exchange Offer. To understand the Exchange Offer fully and for a more complete description of the legal terms of the Exchange Notes, you should carefully read this entire prospectus, the accompanying letter of transmittal and the documents incorporated herein by reference, especially the risks of investing in the Exchange Notes discussed under "Risk Factors" beginning on page 9 of this prospectus.

Our Company

        We are a specialized security technology business providing mission critical products, solutions and services for domestic and international customers, with our principal customers being national security related agencies of the U.S. Government. Our core capabilities are sophisticated engineering, manufacturing, system integration, and test and evaluation offerings for national security platforms and programs. Our principal products and services are related to Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance, or C5ISR. We offer our customers products, solutions, services and expertise to support their mission-critical needs by leveraging our skills across our core offering areas in C5ISR.

        We design, engineer and manufacture specialized electronic components, subsystems and systems for electronic attack, electronic warfare, radar, and missile system platforms; integrated product, software and technology solutions for satellite communications; products and solutions for unmanned systems; products and services related to cybersecurity and cyberwarfare; products and solutions for ballistic missile defense; weapons systems trainers; advanced network engineering and information technology services; weapons systems lifecycle support and sustainment; military weapon range operations and technical services; and public safety, critical infrastructure security and surveillance systems. Our primary end customers are U.S. Government agencies, including the DoD, classified agencies, intelligence agencies, other national security agencies and homeland security related agencies. We also conduct business with local, state and foreign governments and domestic and international commercial customers. In fiscal 2011, 2012 and 2013, we generated 74%, 65% and 64%, respectively, of our total revenues from contracts with the U.S. Government (including all branches of the U.S. military), either as a prime contractor or a subcontractor. We believe our stable customer base, strong customer relationships, intellectual property, broad array of contract vehicles, "designed in" positions on strategic National Security platforms, large employee base possessing specialized skills, specialized manufacturing facilities and equipment, extensive list of past performance qualifications, and significant management and operational capabilities position us for continued growth.

Corporate Information

        We were incorporated in the state of New York on December 19, 1994 and began operations in March 1995. We reincorporated in the state of Delaware in 1997. Our principal corporate offices are located at 4820 Eastgate Mall, San Diego, California 92121, and our telephone number is (858) 812-7300. We maintain an Internet website at www.kratosdefense.com. The information found on our Internet site is not part of this prospectus.

 Summary of the Exchange Offer

        The summary below describes the principal terms and conditions of the Exchange Offer and the Exchange Notes. It does not contain all the information that may be important to you. Some of the terms and conditions described below are subject to important limitations and exceptions. Please refer to the sections of this prospectus entitled "The Exchange Offer" and "Description of the Exchange Notes" for more detailed descriptions of the terms and conditions of the Exchange Offer and the terms of the Exchange Notes.

        On May 14, 2014, we issued $625 million aggregate principal amount of 7.000% senior secured notes due 2019. On the same day, we and the initial purchasers of the Unregistered Notes entered into a registration rights agreement in which we agreed that you, as a holder of Unregistered Notes, would be entitled to exchange your Unregistered Notes for Exchange Notes registered under the Securities Act of 1933, as amended (the "Securities Act"). This Exchange Offer is intended to satisfy these rights. After the Exchange Offer is completed, you will no longer be entitled to any registration rights with respect to your Unregistered Notes. The Exchange Notes will be our obligations and will be entitled to the benefits of the indenture relating to the Unregistered Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Unregistered Notes, except that:

  •
  the Exchange Notes have been registered under the Securities Act and, therefore, will contain no restrictive legends;

  •
  the Exchange Notes will not have registration rights; and

  •
  the Exchange Notes will not have rights to additional interest.

        In addition, the Exchange Notes will bear a different CUSIP and ISIN number than the Unregistered Notes. The CUSIP number for the Exchange Notes is            .

The Exchange Offer	We are offering to exchange any and all of our 7.000% senior secured notes due 2019, which have been registered under the Securities Act, for any and all of our outstanding unregistered 7.000% senior secured notes due 2019 that were issued on May 14, 2014. As of the date of this prospectus, $625 million in aggregate principal amount of our Unregistered Notes are outstanding.
Expiration of the Exchange Offer	The Exchange Offer will expire at 5:00 p.m., New York City time, on October 16, 2014, unless we decide to extend the Exchange Offer.
Conditions of the Exchange Offer	We will not be required to accept for exchange any Unregistered Notes, and may amend or terminate the Exchange Offer if any of the following conditions or events occurs:
• the Exchange Offer or the making of any exchange by a holder of Unregistered Notes violates applicable law or any applicable interpretation of the staff of the SEC;

•

any action or proceeding shall have been instituted or threatened with respect to the Exchange Offer which, in our reasonable judgment, would impair our ability to proceed with the Exchange Offer; and

• any laws, rules or regulations or applicable interpretations of the staff of the SEC are issued or promulgated which, in our good faith determination, do not permit us to effect the Exchange Offer.

We will give oral or written notice of any non-acceptance, amendment or termination to the registered holders of the Unregistered Notes as promptly as practicable. We reserve the right to waive any conditions of the Exchange Offer.

Resale of the Exchange Notes

Based on interpretative letters of the SEC staff to third parties unrelated to us, we believe that you can resell and transfer the Exchange Notes you receive pursuant to this Exchange Offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• any Exchange Notes to be received by you will be acquired in the ordinary course of your business;
• you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to engage in, the distribution of the Unregistered Notes or Exchange Notes;

•

you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of ours, or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any of our "affiliates" to distribute the Exchange Notes; and
• you are not acting on behalf of any person or entity that could not truthfully make these representations.
If you wish to participate in the Exchange Offer, you must represent to us that these conditions have been met.

If you are a broker-dealer and you will receive Exchange Notes for your own account in exchange for Unregistered Notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers.

Any holder of Unregistered Notes who:
• is our affiliate;
• does not acquire Exchange Notes in the ordinary course of its business; or
• tenders its Unregistered Notes in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

Accrued Interest on the Exchange Notes and Unregistered Notes

The Unregistered Notes accrue interest from and including May 14, 2014. The first interest payment on the Exchange Notes will be made on November 15, 2014. We will pay interest on the Exchange Notes semi-annually on May 15 and November 15 of each year.

Procedures for Tendering Unregistered Notes

If you wish to participate in the Exchange Offer, you must follow the procedures established by DTC for tendering Unregistered Notes held in book-entry form. These procedures require that (i) the exchange agent receive, prior to the expiration date of the Exchange Offer, a computer generated message known as an "agent's message" that is transmitted through DTC's automated tender offer program, and (ii) DTC confirms that:

• DTC has received your instructions to exchange your Unregistered Notes; and
• you agree to be bound by the terms of the letter of transmittal.
For more information on tendering your Unregistered Notes, please refer to the section in this prospectus entitled "The Exchange Offer—Procedures for Tendering."
Special Procedures for Beneficial Owners

If you are a beneficial owner of Unregistered Notes that are held through a broker-dealer, commercial bank, trust company or other nominee and you wish to tender such Unregistered Notes, you should contact the registered holder promptly and instruct them to tender your Unregistered Notes on your behalf.

If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Unregistered Notes, either make appropriate arrangements to register ownership of the Unregistered Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your Unregistered Notes and your Unregistered Notes are not immediately available, or you cannot deliver your Unregistered Notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC's Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your Unregistered Notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

Acceptance of Unregistered Notes and Delivery of Exchange Notes

Subject to customary conditions, we will accept outstanding Unregistered Notes that are properly tendered in the Exchange Offer and not withdrawn prior to the expiration date. The Exchange Notes will be delivered as promptly as practicable following the expiration date.

Withdrawal Rights	You may withdraw the tender of your Unregistered Notes at any time prior to 5:00 p.m., New York City time, on October 16, 2014, the expiration date.
Consequences of Failure to Exchange

If you are eligible to participate in this Exchange Offer and you do not tender your Unregistered Notes as described in this prospectus, your Unregistered Notes may continue to be subject to transfer restrictions. As a result of the transfer restrictions and the availability of Exchange Notes, the market for the Unregistered Notes is likely to be much less liquid than before this Exchange Offer. The Unregistered Notes will, after this Exchange Offer, bear interest at the same rate as the Exchange Notes. The Unregistered Notes will not retain any rights under the registration rights agreement.

Certain United States Federal Income Tax Considerations

The exchange of the Unregistered Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations."

Exchange Agent	Wilmington Trust, National Association, the trustee under the indenture, is serving as exchange agent in connection with the Exchange Offer.
Use of Proceeds	We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offer.

 Summary Description of the Exchange Notes

        The following is a brief summary of some of the terms of the Exchange Notes. For a more complete description of the terms of the Exchange Notes, see "Description of the Exchange Notes" in this prospectus.

Issuer	Kratos Defense & Security Solutions, Inc.
Exchange Notes	$625.0 million aggregate principal amount of 7.000% Senior Secured Notes due 2019 (the "Exchange Notes").
Interest Rate	7.000% per annum.
Maturity Date	May 15, 2019.
Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2014.
Guarantees	The Exchange Notes will be guaranteed on a senior basis by each of our existing and future domestic restricted subsidiaries. See "Description of the Exchange Notes—Guarantees."
Security

The Exchange Notes and the related Guarantees will be secured by a lien on substantially all of our and the guarantors' assets, subject to certain exceptions and permitted liens. The security interest in such assets (other than the Notes Priority Collateral) that secure the Exchange Notes and the related Guarantees will be junior to the liens thereon that secure our ABL Credit Facility. The security interest in assets securing the ABL Credit Facility that consist of Notes Priority Collateral will be junior to the liens thereon that secure the Exchange Notes and the related Guarantees.

Ranking

The Exchange Notes will be our senior obligations and will rank pari passu in right of payment with all of our existing and future senior indebtedness and senior in right of payment with all of our existing and future subordinated indebtedness. The Exchange Notes will be guaranteed on a senior basis by each of our existing and future domestic restricted subsidiaries. Each Guarantee will rank equally in right of payment with the applicable guarantor's existing and future senior debt and rank senior in right of payment to such guarantor's existing and future subordinated debt. The Exchange Notes and Guarantees will be effectively junior to all of our and the guarantors' indebtedness and obligations secured on a first priority basis, including borrowings under our ABL Credit Facility, to the extent of the value of the assets subject to such first priority liens and effectively senior to our and the guarantors' existing and future unsecured obligations to the extent of the value of the collateral securing the Exchange Notes (after taking into account the obligations secured by such assets on a first priority basis). The Exchange Notes and Guarantees will be structurally subordinated to all liabilities of our current and future non-guarantor subsidiaries. See "Description of the Exchange Notes—Guarantees."

Intercreditor Agreement

Pursuant to an intercreditor agreement, the liens securing the Exchange Notes on the ABL Priority Collateral will be second priority liens that will be expressly junior in priority to the liens on the ABL Priority Collateral that secure obligations under our ABL Credit Facility and the liens securing the Exchange Notes on the Notes Priority Collateral will be first priority liens that will be expressly senior in priority to liens on the Notes Priority Collateral that secure obligations under our ABL Credit Facility. Pursuant to the intercreditor agreement, the liens on the ABL Priority Collateral securing the Exchange Notes may not be enforced for a 180 day "standstill" period, which 180 day "standstill" period will not expire if the agent under the ABL Credit Facility is pursuing remedies. See "Description of the Exchange Notes—Collateral—Intercreditor Agreement."

Certain Covenants	The Indenture will limit, among other things, our ability and the ability of our restricted subsidiaries to:
• incur or guarantee additional indebtedness or issue certain preferred stock;
• pay dividends or make other distributions on, or redeem or purchase, any equity interests or make other restricted payments;
• make certain acquisitions or investments;
• create or incur certain liens;
• transfer or sell assets;
• incur restrictions on the payment of dividends or other distributions from our restricted subsidiaries;
• enter into transactions with affiliates; and
• consummate a merger or consolidation or sell, assign, transfer, lease or otherwise dispose of all or substantially all of our assets.
These covenants are subject to a number of important exceptions and qualifications. See "Description of the Exchange Notes—Certain Covenants."
Form and Denomination	The Exchange Notes will be issued only in fully registered form in minimum denominations of $2,000 and larger integral multiples of $1,000.
No Public Market	The Exchange Notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system.
Risk Factors	See "Risk Factors" and the other information in this prospectus for a discussion of risk factors related to our business.
Optional Redemption

On or after May 15, 2016, we may redeem some or all of the Exchange Notes at the redemption prices set forth under "Description of the Exchange Notes—Redemption," plus accrued and unpaid interest to the date of redemption.

Prior to May 15, 2016, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes at the premium set forth under "Description of the Exchange Notes—Redemption," plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings.

In addition, we may, at our option, redeem some or all of the Exchange Notes at any time prior to May 15, 2016, by paying a "make whole" premium, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Exchange Notes—Redemption."

In addition, at one time prior to May 15, 2016, we may redeem up to 10% of the original aggregate principal amount of the Exchange Notes issued under the Indenture at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

Change of Control Offer

If we experience change of control events, the holders of the Exchange Notes will have the right to require us to purchase all or a portion of their Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Exchange Notes—Repurchase Upon Change of Control."

Asset Sale Proceeds

Upon certain asset sales, we may be required to offer to use the net proceeds thereof to purchase some of the Exchange Notes at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Exchange Notes—Certain Covenants—Limitation on Asset Sales."

Use of Proceeds	We will not receive any proceeds from the issuance of Exchange Notes pursuant to the Exchange Offer.

RISK FACTORS

        You should carefully consider the risks described below in addition to the other information contained in this prospectus or incorporated herein by reference before making a decision to participate in the Exchange Offer. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of the Exchange Notes to decline, which in turn could cause you to lose all or part of your investment. The risks and uncertainties described in this prospectus and the documents incorporated herein by reference are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, financial condition, results of operations and prospects.

Risks Related to our Indebtedness and the Exchange Notes

We have substantial indebtedness, which could have a negative impact on our financing options and liquidity position and have adverse effects on our business.

        As of June 29, 2014, we have approximately $664.2 million of total long-term debt outstanding, which includes $41.0 million under our asset-based credit facility (the "ABL Credit Facility"). The degree to which we are leveraged could have adverse effects on our business, including the following:

  •
  it may make it difficult for us to satisfy our obligations under the Exchange Notes and our other indebtedness and contractual and commercial commitments;

  •
  it may limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  it may require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  it may restrict us from making strategic acquisitions or exploiting business opportunities;

  •
  it may place us at a competitive disadvantage compared to our competitors that have less debt;

  •
  it may limit our ability to borrow additional funds;

  •
  it may prevent us from raising the funds necessary to repurchase the Exchange Notes tendered to us if there is a change of control, which would constitute a default under the Indenture and under our ABL Credit facility; and

  •
  it may decrease our ability to compete effectively or operate successfully under adverse economic and industry conditions.

Our ability to meet our debt service obligations will depend upon our future performance, which may be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

Despite our current indebtedness level, we and our subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

        We may be able to incur substantial additional indebtedness in the future. Although the Indenture will limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial and, in certain circumstances, could be secured on a first-priority or pari passu basis. In addition, the Indenture will not prevent us from incurring obligations that do not constitute indebtedness. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

Our debt service obligations may adversely affect our cash flow.

        A higher level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. If we are unable to generate sufficient cash flow to pay the interest on our debt, we may have to delay or curtail our operations.

        Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness will depend on our future financial performance. Our future financial performance will be affected by a range of economic, competitive and business factors that we cannot control, such as those described under "—Other Risks Related to Kratos." A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. These alternative strategies may not be effected on satisfactory terms, if at all, and they may not yield sufficient funds to make required payments on the Exchange Notes and our other indebtedness.

        If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow our creditors at that time to declare certain outstanding indebtedness to be due and payable, which would in turn trigger cross-acceleration or cross-default rights between the relevant agreements. In addition, our lenders under an existing ABL Credit Facility could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on the Exchange Notes. If the amounts outstanding under the Notes, our existing ABL Credit Facility, and any other indebtedness were to be accelerated, our assets may not be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as noteholders.

A portion of our business is conducted through foreign subsidiaries, and the failure to generate sufficient cash flow from these subsidiaries, or otherwise repatriate or receive cash from these subsidiaries, could result in our inability to repay our indebtedness, including the Exchange Notes.

        As of June 29, 2014, approximately 8% of our consolidated assets, based on book value, and 8% of our total revenues were held by foreign subsidiaries, which will not guarantee the Exchange Notes. Our ability to meet our debt service obligations (including those relating to the Exchange Notes) with cash from foreign subsidiaries will depend upon the results of operations of these subsidiaries and may be subject to legal, contractual or other restrictions and other business considerations. In addition, dividend and interest payments to us from the foreign subsidiaries may be subject to foreign withholding taxes, which would reduce the amount of funds we receive from such foreign subsidiaries. Dividends and other distributions from our foreign subsidiaries may also be subject to fluctuations in currency exchange rates and legal and other restrictions on repatriation, which could further reduce the amount of funds we receive from such foreign subsidiaries.

        In general, when an entity in a foreign jurisdiction repatriates cash to the U.S., the amount of such cash is treated as a dividend taxable at current U.S. tax rates. Accordingly, upon the distribution of cash to us from our foreign subsidiaries, we will be subject to U.S. income taxes. Although foreign tax credits may be available to reduce the amount of the additional tax liability, these credits may be limited and only offset the tax paid in the foreign jurisdiction, not the excess of the U.S. tax rate over the foreign tax rate. Therefore, to the extent that we must use cash generated in foreign jurisdictions to make principal or interest payments on the Exchange Notes, there may be a cost associated with repatriating the cash to the U.S.

The Indenture and our ABL Credit Facility impose significant operating and financial restrictions on us and our subsidiaries that may prevent us and our subsidiaries from pursuing certain business opportunities and restrict our ability to operate our business.

        The Indenture and our ABL Credit Facility contain covenants that restrict our ability and our subsidiaries' ability to, among other things:

  •
  incur or guarantee additional indebtedness or issue certain preferred stock;

  •
  pay dividends or make other distributions on, or redeem or purchase, any equity interests or make other restricted payments;

  •
  make certain acquisitions or investments;

  •
  create or incur liens;

  •
  transfer or sell assets;

  •
  incur restrictions on the payments of dividends or other distributions from our restricted subsidiaries;

  •
  enter into transactions with affiliates;

  •
  in the case of our ABL Credit Facility, bid on or perform work due to limits on the amount of performance bonds that may be secured by letters of credit; and

  •
  consummate a merger or consolidation or sell, assign, transfer, lease or otherwise dispose of all or substantially all of our assets.

        Our ABL Credit Facility also requires us to comply with specified financial ratios, including a borrowing base availability and minimum fixed charge coverage ratio. Our ability to comply with these covenants will likely be affected by many factors, including events beyond our control, and we may not satisfy those requirements. Our failure to comply with our debt-related obligations could result in an event of default under our other indebtedness and the acceleration of our other indebtedness, in whole or in part, could result in an event of default under the Indenture.

        The restrictions contained in the Indenture and in our ABL Credit Facility will also limit the ability of the Company and its subsidiaries to plan for or react to market conditions, meet capital needs or otherwise restrict their activities or business plans and adversely affect the ability to finance their operations, enter into acquisitions or to engage in other business activities that would be in their interest.

If you do not exchange your Unregistered Notes, you may have difficulty transferring them at a later time.

        We will issue Exchange Notes in exchange for the Unregistered Notes after the exchange agent receives your Unregistered Notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your Unregistered Notes for exchange. Unregistered Notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

        If you do not participate in the Exchange Offer for the purpose of participating in the distribution of the Exchange Notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. If any Unregistered Notes are not tendered in the exchange or are tendered but not accepted, the trading market for such notes could be negatively affected due to the limited amount of Unregistered Notes expected to remain outstanding following the completion of the Exchange Offer.

The consummation of the Exchange Offer may not occur.

        We are not obligated to complete the Exchange Offer under certain circumstances. See "The Exchange Offer—Conditions." Even if the Exchange Offer is not completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive their Exchange Notes. You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.

Holders of the Unregistered Notes who do not tender their Unregistered Notes will have no further rights under the registration rights agreement, including registration rights and the right to receive additional interest.

        Holders who do not tender their Unregistered Notes will not have any further registration rights or any right to receive additional interest under the registration rights agreement or otherwise.

Our ability to repurchase the Exchange Notes upon a change of control may be limited.

        Upon the occurrence of specific change of control events, the Company will be required to offer to repurchase all such Exchange Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The lenders under our ABL Credit Facility have the right to accelerate the indebtedness thereunder upon a change of control. Any future debt agreements of the Company may contain a similar provision. However, the Company may not have sufficient funds at the time of the change of control to make the required repurchase of the Exchange Notes or repayment of such other indebtedness. Any such future debt agreements may contain similar restrictions. If the Company fails to repurchase the Exchange Notes submitted in a change of control offer, it would constitute an event of default under the Indenture which would, in turn, constitute an event of default under our ABL Credit Facility and could constitute an event of default under other indebtedness, even if the change of control itself would not cause a default. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the Indenture and thus not permit the holders of the Exchange Notes to require us to repurchase or redeem the Exchange Notes. See "Description of the Exchange Notes—Repurchase Upon Change of Control."

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the Exchange Notes.

        Legal uncertainty regarding what constitutes a change of control and the provisions of the Indenture may allow us to enter into transactions, such as acquisitions, refinancings or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the Exchange Notes. The definition of change of control includes a phrase relating to the transfer of "all or substantially all" of our assets and subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require the issuer to repurchase Notes as a result of a transfer of less than all of our assets to another person may be uncertain.

There is no active market for the Exchange Notes and if an active trading market does not develop for these Exchange Notes you may not be able to resell them.

        The Exchange Notes are a new issue of securities for which there is currently no trading market. We do not intend to list the Exchange Notes on any national securities exchange or quotation system. The initial purchasers have advised us that following the completion of this offering, they currently intend to make a market in the Exchange Notes, however, the initial purchasers are not obligated to do so and any market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. In addition, market-making activity will be subject to the limits imposed by law. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. Any such disruptions could adversely affect the prices at which the Exchange Notes may be sold.

        Although under the registration rights agreement we and the guarantors are required to register the resale of the Exchange Notes, such parties cannot ensure that they will be able to register the Exchange Notes successfully. Unless and until such registration of the Exchange Notes, they may not be offered or sold except in transactions that are exempt from, or not subject to, the registration requirements of the Securities Act. In addition, under the registration rights agreement such parties are permitted to suspend the use of an effective registration statement for specific periods of time for certain reasons.

        Further, even if a market were to exist, the Exchange Notes could trade at prices that may be lower than the initial offering price of the Exchange Notes depending on many factors, including prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, current stock price, performance and prospects. The liquidity of and the trading market for the Exchange Notes may be adversely affected by general declines or disruptions in the market for non-investment grade debt.

If you do not properly tender your Unregistered Notes, your ability to transfer such Unregistered Notes will be adversely affected.

        We will only issue Exchange Notes in exchange for Unregistered Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Unregistered Notes and you should carefully follow the instructions on how to tender your Unregistered Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Unregistered Notes. If you do not tender your Unregistered Notes or if your tender of Unregistered Notes is not accepted because you did not tender your Unregistered Notes properly, then, after consummation of the Exchange Offer, you will continue to hold Unregistered Notes that are subject to the existing transfer restrictions. After the Exchange Offer is consummated, if you continue to hold any Unregistered Notes, you may have difficulty selling them because there will be fewer Unregistered Notes remaining and the market for such Unregistered Notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged Unregistered Notes could become more limited than the existing trading market for the Unregistered Notes and could cease to exist altogether due to the reduction in the amount of the Unregistered Notes remaining upon consummation of the Exchange Offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered Unregistered Notes.

If you are a broker-dealer or participating in a distribution of the Exchange Notes, you may be required to deliver prospectuses and comply with other requirements.

        If you tender your Unregistered Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Unregistered Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes.

Risks Related to the Collateral and Guarantees

The lien-ranking provisions set forth in the intercreditor agreement will substantially limit the rights of the holders of the Exchange Notes with respect to liens on the assets (other than the Notes Priority Collateral) securing the Exchange Notes and the related Guarantees.

        The liens on our assets (other than Notes Priority Collateral) securing the Exchange Notes and the related Guarantees will be junior to the liens thereon that secure the ABL Credit Facility. The holders of obligations under the ABL Credit Facility will be entitled to receive proceeds from any realization of such collateral to repay their obligations in full before the holders of the Exchange Notes and other obligations secured by liens subordinated to the ABL Credit Facility will be entitled to any recovery from such collateral. In the event of a foreclosure, the proceeds from the sale of all of such collateral may not be sufficient to satisfy the amounts outstanding under the Notes after payment in full of all obligations secured by the ABL Credit Facility. The rights of the holders of the Notes with respect to the liens on our assets (other than Notes Priority Collateral) securing the Exchange Notes and the related Guarantees will therefore be substantially limited pursuant to the terms of the lien-ranking provisions set forth in the intercreditor agreement. Under those lien-ranking provisions, at any time that the ABL Credit Facility is outstanding, any actions that may be taken in respect of such assets, including the ability to cause the commencement of enforcement proceedings against such assets and to control the conduct of such proceedings, and the approval of releases of such assets from the lien of the collateral documents, will be at the direction of the lenders under the ABL Credit Facility unless a 180-day "standstill" period has expired after notice of an Event of Default under the Indenture from the Collateral Agent to the agent under the ABL Credit Facility (the "ABL Agent") and the ABL Agent is not pursuing remedies with respect to the ABL Priority Collateral. The collateral agent, on behalf of the holders of the Notes, will not during such "standstill" period have the ability to control or direct such actions, even if the rights of the holders of the Exchange Notes are adversely affected. See "Description of the Exchange Notes—Collateral—Intercreditor Agreement."

Holders of the Exchange Notes will not control decisions regarding certain collateral.

        The lenders under our ABL Credit Facility will control substantially all matters related to the ABL Priority Collateral pursuant to the terms of the intercreditor agreement. The lenders of our ABL Credit Facility may cause the ABL Agent to dispose of, release, or foreclose on, or take other actions with respect to, the ABL Priority Collateral (including amendments of and waivers under the security documents) with which holders of the Exchange Notes may disagree or that may be contrary to the interests of holders of the Exchange Notes, even after a default under the Exchange Notes. To the extent any ABL Priority Collateral is released from securing the first priority lien obligations, the intercreditor agreement will provide that in certain circumstances, the second priority liens securing the Exchange Notes will also be released from such collateral. The intercreditor agreement will prohibit second priority lienholders from foreclosing on the ABL Priority Collateral for a 180-day "standstill" period (subject to extension for any period during which the ABL Agent is exercising remedies) until payment in full of the obligations under the ABL Credit Facility. We cannot assure you that in the event of a foreclosure under the ABL Credit Facility the proceeds from the sale of any ABL Priority Collateral securing such obligations would be sufficient to satisfy all or any of the amounts outstanding under the Exchange Notes after payment in full of the obligations under the ABL Credit Facility.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the Exchange Notes and the related Guarantees. There are also certain other categories of property that are also excluded from the collateral.

        The Indenture permits liens in favor of third parties to secure certain other indebtedness, such as purchase money indebtedness and capital lease obligations, and assets subject to such liens will in certain circumstances be excluded from the collateral securing the Notes and the related Guarantees. Our ability to incur purchase money indebtedness and capital lease obligations on a secured basis is subject to limitations as described in "Description of the Exchange Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and "—Limitation on Liens." Certain of these third party liens will rank senior to the liens securing the Exchange Notes. In addition, certain categories of assets are excluded from the collateral securing the Exchange Notes and the related Guarantees and the liens on certain categories of assets are not required to be perfected. Excluded assets include certain contracts, certain equipment, and the assets of any non-guarantor subsidiary and certain capital stock of certain subsidiaries. See "Description of the Exchange Notes—Collateral—Generally." If an event of default occurs and the Exchange Notes are accelerated, the Exchange Notes and the related Guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property and will be effectively subordinated to holders of obligations secured by a lien perfected on such excluded property.

The value of the collateral securing the Exchange Notes may not be sufficient to satisfy all the obligations evidenced by or relating to the Exchange Notes secured by such collateral. As a result, holders of the Exchange Notes may not receive full payment on the Exchange Notes following an event of default.

        No appraisal has been made of the collateral securing the Exchange Notes. The value of the collateral in the event of liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. The collateral does not include contracts, agreements, licenses and other rights that by their express terms prohibit the assignment thereof or the grant of a security interest therein. Some of these may be material to us and such exclusion could have a material adverse effect on the value of the collateral. By its nature, some or all of the collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation. To the extent that liens, security interests and other rights granted to other parties (including the lenders under our ABL Credit Facility) encumber assets owned by us, those parties have or may exercise rights and remedies with respect to the property subject to their liens that could adversely affect the value of that collateral and the ability of the collateral agent under the Indenture or the holders thereof to realize or foreclose on that collateral. Consequently, we cannot assure investors in the Exchange Notes that liquidating the collateral securing the Exchange Notes would produce proceeds in an amount sufficient to pay in full any amounts due under the Exchange Notes (and other pari passu indebtedness) after also satisfying the obligations to pay any creditors with prior claims on the collateral, including the lenders under our ABL Credit Facility with respect to the ABL Priority Collateral. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the Exchange Notes, the holders of the Exchange Notes (to the extent not repaid from the proceeds of the sale of the collateral securing the Exchange Notes) would have only an unsecured, unsubordinated claim against our and the guarantors' remaining assets. In addition, under the intercreditor agreement between the collateral agent for the holders of the Exchange Notes and the ABL Agent, the right of the lenders under the ABL Credit Facility to exercise certain remedies with respect to the ABL Priority Collateral could delay liquidation of the collateral. Bankruptcy laws and other laws relating to foreclosure and sale also could substantially delay or prevent the ability of the collateral agent or any holder of the Notes to obtain the benefit of any collateral securing the Exchange Notes. Such delays could have a material adverse effect on the value of the collateral.

        Consequently, liquidating the collateral securing the Exchange Notes and the related Guarantees may not result in proceeds in an amount sufficient to pay any amounts due under the Notes and holders of pari passu claims after also satisfying the obligations to pay any creditors with prior liens (including the lenders under our ABL Credit Facility with respect to the ABL Priority Collateral). If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the Exchange Notes, the holders of the Exchange Notes (to the extent not repaid from the proceeds of the sale of the collateral securing the Exchange Notes) would have only an unsecured, unsubordinated claim against the remaining assets of the Company and the guarantors.

The collateral will in most cases be under the control of the pledgor thereof, and the sale of particular assets by the pledgor thereof could reduce the pool of assets securing the Notes and the related Guarantees secured thereby.

        The collateral documents allow the pledgors thereof to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from the collateral securing the Exchange Notes and the related Guarantees secured thereby. There are circumstances other than repayment or discharge of the Exchange Notes under which the collateral securing the Exchange Notes and the related Guarantees will be released automatically, without your consent or the consent of the collateral agent, including:

  •
  a sale, transfer or other disposal of such collateral to a Person that is not the Company or a Guarantor in a transaction not prohibited under the Indenture;

  •
  with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee of the Exchange Notes; and

  •
  with respect to the ABL Priority Collateral, upon any release in connection with a foreclosure or exercise of remedies with respect to such collateral in accordance with the terms of our ABL Credit Facility. Pursuant to the terms of the intercreditor agreement, the holders of the Exchange Notes may not be able to control actions with respect to the ABL Priority Collateral, whether or not the holders of the Exchange Notes agree or disagree with those actions.

        In addition, the Indenture also permits us to designate any existing or future restricted subsidiary that is a guarantor of the Notes or any future subsidiary as an unrestricted subsidiary. If we designate such a future subsidiary guarantor as an unrestricted subsidiary for purposes of the Indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Exchange Notes by such subsidiary or any of its subsidiaries will be released under the Indenture but not necessarily under our ABL Credit Facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Exchange Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released.

Our government contracts accounts receivable constitute a significant portion of the value of the collateral. In an event of default, it may be difficult to realize the value of our government contracts pledged to secure the Notes.

        We are primarily a U.S. government contractor, and, as such, our U.S. government contracts accounts receivable represent a significant portion of the value of our assets upon which we will grant a security interest to our lenders under our ABL Credit Facility and to the collateral agent to secure the Exchange Notes. The collateral agent's ability to foreclose on the government contracts accounts receivable on behalf of the holders of the Exchange Notes may be subject to perfection, contractual restrictions set out in the intercreditor agreement, and the consent of third parties including, without limitation, the consent of applicable agencies, bureaus and departments of the United States government. The collateral agent will not be able to exercise direct enforcement rights against the applicable U.S. government agencies with respect to the government contracts accounts receivable without following the requirements of the Assignment of Claims Act. The Assignment of Claims Act requires prior notification and approval of applicable U.S. government agencies, bureaus and departments before secured creditors may realize on their debtors' accounts receivables from the U.S. government and before the secured creditors may enforce those U.S. government contracts accounts receivables against the contracting agency, bureau or department of the U.S. government. Pursuant to the security documents we are not required to follow such procedures, notify the applicable agencies, bureaus and departments of the U.S. government and obtain the requisite consent to the assignment of our U.S. government contracts receivables. Accordingly, you cannot be assured that foreclosure on our assets will generate sufficient value to repay the Exchange Notes in full.

State law may limit the ability of the collateral agent, trustee under the Indenture or the holders of the Exchange Notes to foreclose on the real property and improvements included in the collateral.

        The Exchange Notes will be secured by, among other things, liens on certain owned real property and improvements which we and/or the guarantors own. The laws of the states in which such real property is located may limit the ability of collateral agent, the trustee under the Indenture or the holders of the Notes to foreclose on the improved real-property collateral located in those states. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the Exchange Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The rights of holders of the Exchange Notes to the collateral securing the Exchange Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

        Your rights in the collateral securing the Exchange Notes may be adversely affected by the failure to perfect security interests in certain collateral in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate, and certain proceeds, can be perfected only at the time at which such property and rights are acquired and identified. The trustee and the collateral agent for the holders of the Exchange Notes may not monitor, and we are not required to inform the trustee and the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the holders of the Exchange Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the Exchange Notes against third parties. A failure to monitor such acquisition and take necessary action may result in the loss of the effectiveness of the grant of the security interest therein or the priority of the security interest in favor of the holders of the Exchange Notes against third parties.

        In addition, the security interest of the collateral agent for the holders of the Exchange Notes will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders of the Exchange Notes will not be entitled to the collateral or any recovery with respect to the collateral. The collateral agent may not be able to obtain any such consent. Further, the consents of any third parties may not be given when required to facilitate a foreclosure on such collateral. Accordingly, the collateral agent may not have the ability to foreclose upon those assets, and the value of the collateral may significantly decrease. We are also not required to obtain third party consents in certain categories of collateral.

The pledge of the capital stock of subsidiaries of the Company that will secure the Exchange Notes will automatically be released from the lien on them and no longer constitute collateral when the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

        The Exchange Notes and the related Guarantees will be secured by a pledge of the stock of some of the subsidiaries of the Company. Under the SEC regulations in effect as of the date of this Prospectus, if the par value, book value as carried by the Company or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral to secure the Notes is greater than or equal to 20% of the aggregate principal amount of the Notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the Indenture and the related collateral documents provide that any capital stock and other securities of such subsidiaries will be excluded from the collateral to the extent that the pledge of such capital stock would cause such companies to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

        As a result, holders of the Exchange Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the Exchange Notes to foreclose on the assets of a subsidiary that Guarantees the Exchange Notes than to foreclose on its capital stock so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See "Description of the Exchange Notes—Collateral—Generally."

The collateral is subject to casualty risks.

        We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the Exchange Notes and the Guarantees secured thereby.

It may be difficult to realize the value of the collateral pledged to secure the Notes and the Guarantees.

        The security interest of the collateral agent may be subject to practical problems generally associated with the realization of security interests in the collateral. For example, the collateral agent may need to obtain the consent of a third-party or governmental agency to obtain or enforce a security interest in a license or contract or to otherwise operate our business. We cannot assure you that the collateral agent will be able to obtain any such consent. If the trustee exercises its rights to foreclose on certain assets, transferring required government approvals to, or obtaining new approvals by, a purchaser of assets may require governmental proceedings with consequent delays. In addition, any foreclosure on the assets of a subsidiary, rather than upon its capital stock as a result of the stock of such subsidiary being an "excluded asset," may result in delays and additional expense, as well as less proceeds than would otherwise have been the case.

        In addition, the collateral agent for the Exchange Notes may need to evaluate the impact of potential liabilities before determining to foreclose on the collateral because entities that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the collateral agent may decline to foreclose on the collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders. Finally, the collateral agent's ability to foreclose on the collateral on behalf of the holders of the Exchange Notes may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the collateral agent's lien on the collateral.

The Exchange Notes will be structurally subordinated to all liabilities of our future subsidiaries that are not guarantors of the Exchange Notes.

        Not all of our future subsidiaries will guarantee the Exchange Notes. The Exchange Notes are structurally subordinated to the indebtedness and other liabilities of our future subsidiaries that do not guarantee the Exchange Notes. These future non-guarantor subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Exchange Notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the Exchange Notes to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our future non-guarantor subsidiaries, absent a decision of the court, such as in the case of substantive consolidation, these future non-guarantor subsidiaries will pay all of their creditors and holders of preferred equity interests before they will be able to distribute any of their assets to us.

The amount that can be collected under the Guarantees will be limited.

        Each of the Guarantees will be limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the Guarantee, as it relates to that guarantor, avoidable. See "—Under certain circumstances, a court could cancel the Exchange Notes or the related Guarantees and the security interests that secure the Exchange Notes and such Guarantees under fraudulent conveyance laws." In general, the maximum amount that can be guaranteed by a particular guarantor may be significantly less than the principal amount of the Exchange Notes. This provision may not be effective to protect the Guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor's obligations or reduce the guarantor's obligations to an amount that effectively makes the guarantee worthless. In a Florida bankruptcy case, this kind of provision was found to be ineffective to protect the Guarantees.

Rights of holders of Exchange Notes in the collateral secured thereby may be adversely affected by bankruptcy proceedings.

        The right of the collateral agent for the holders of the Exchange Notes to repossess and dispose of the collateral securing the Notes upon acceleration is likely to be significantly impaired by U.S. federal bankruptcy law if bankruptcy proceedings are commenced by or against the pledgor thereof prior to or possibly even after the collateral agent has repossessed and disposed of such collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the holders of the Exchange Notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case, whether or when such collateral agent would repossess or dispose of such collateral, or whether or to what extent holders of the Exchange Notes would be compensated for any delay in payment of loss of value of such collateral through the requirements of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of such collateral is not sufficient to repay all amounts due on the Exchange Notes, the holders of the Exchange Notes would have "under-secured claims" as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys' fees for "under-secured claims" during the debtor's bankruptcy case. Additionally, the collateral agent's ability to foreclose on the collateral on behalf of the holder of the Notes may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the collateral agent's security interest in such collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor's ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that the pledgor of such collateral becomes subject to a U.S. bankruptcy proceeding.

Under certain circumstances, a court could cancel the Exchange Notes or the related Guarantees and the security interests that secure the Exchange Notes and such Guarantees under fraudulent conveyance laws.

        The issuance of the Exchange Notes and the related Guarantees may be subject to review under U.S. federal or state fraudulent transfer laws. If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court could avoid (that is, cancel) our obligations under the Exchange Notes. The court might do so if it finds that when we issued the Notes, (i) we received less than reasonably equivalent value or fair consideration and (ii) we either (a) were or were rendered insolvent, (b) were left with inadequate capital to conduct our business or (c) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the Exchange Notes, without regard to the factors described in clauses (i) and (ii) above, if it finds that we issued the Notes with actual intent to hinder, delay or defraud our creditors.

        Similarly, if one of the guarantors of the Exchange Notes becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, a court might cancel its Guarantee if it finds that when such guarantor issued its Guarantee (or in some jurisdictions, when payments become due under the Guarantee of such Exchange Notes), factors (i) and (ii) above applied to such guarantor, such guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such guarantor issued its Guarantee with actual intent to hinder, delay or defraud its creditors.

        A court could avoid any payment by us or any such guarantor pursuant to the Exchange Notes or the Guarantee thereof or any realization on the pledge of assets securing the Exchange Notes or the Guarantees of such Exchange Notes and require the return of any payment or the return of any realized value to us or such guarantor, as the case may be, or to a fund for the benefit of our or such guarantor's creditors. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the Exchange Notes, the Guarantees or the pledges. If the court were to avoid any Guarantee, funds may not be available to pay the Exchange Notes from another guarantor thereof or from any other source.

        The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property or its assets' present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, "debts" include contingent and unliquidated debts. If a court avoided our obligations under the Exchange Notes and the obligations of such guarantor under its Guarantee thereof, holders of the Exchange Notes would cease to be our creditors or creditors of such guarantor and likely have no source from which to recover amounts due under the Exchange Notes. Even if the Guarantee of such guarantor is not avoided as a fraudulent transfer, a court may subordinate such Guarantee to such guarantor's other debt. In that event, such Guarantee would be structurally subordinated to all of such guarantor's other debt.

        The Indenture will limit the liability of each guarantor on its Guarantee of the Exchange Notes issued thereunder to the maximum amount that such guarantor can incur without risk that its Guarantee will be subject to avoidance as a fraudulent transfer. This limitation may not protect such Guarantees from fraudulent transfer challenges or, if it does, the remaining amount due and collectible under the Guarantees may not suffice, if necessary, to pay the Exchange Notes in full when due.

Any future pledge of collateral may be avoidable in bankruptcy.

        Any future pledge of collateral in favor of the trustee or collateral agent under the Indenture, including pursuant to security documents delivered in connection therewith after the date the Exchange Notes are issued, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (i) the pledgor is insolvent at the time of the pledge, (ii) the pledge permits the holders of the Notes to receive a greater recovery than if the pledge had not been given and (iii) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or the perfection thereof, or, in certain circumstances, a longer period.

Other Risks Related to Kratos

        In addition to the foregoing risks, we are, and will continue to be, subject to the risks described in our Annual Report on Form 10-K for the year ended December 29, 2013 and in our subsequent reports on Forms 10-Q and 8-K and other filings with the SEC. All such reports are or will be filed with the SEC and are incorporated by reference into this prospectus. See the section entitled "Where You Can Find More Information" beginning on page 97.

RATIO OF EARNINGS TO FIXED CHARGES

        The following summary is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is a part and the historical financial statements, including the notes to those financial statements, incorporated by reference in this prospectus.

        The following table sets forth our earnings to fixed charges and the dollar amount of the coverage deficiency for the six month period ended June 29, 2014 and the fiscal years ending December 27, 2009, December 26, 2010, December 25, 2011, December 30, 2012 and December 29, 2013.

	(In millions, except ratio)
	Fiscal Year Ended							Six Month Period Ended
	December 27, 2009		December 26, 2010	December 25, 2011	December 30, 2012		December 29, 2013	June 29, 2014
Ratio of Earnings to Fixed Charges	—	*	1.1	0.6	—	*	0.5	—	*
Deficiency of Earnings Available to Cover Fixed Charges	$(37.3)		$—	$(21.6)	$(114.5)		$(31.9)	$	$(64.7)

*
No amount is presented because adjusted earnings were negative in these periods.

USE OF PROCEEDS

        The Exchange Offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive a like principal amount of the Unregistered Notes, the terms of which are identical in all material respects to the Exchange Notes, except as otherwise noted in this prospectus. We will retire and cancel all of the Unregistered Notes tendered in the Exchange Offer. Accordingly, the issuance of the Exchange Notes will not result in any change in our indebtedness or capitalization.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of June 29, 2014. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the accompanying notes thereto, appearing elsewhere in our annual report on Form 10-K incorporated by reference in this prospectus, and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and unaudited consolidated financial statements and the notes thereto contained in our quarterly report on Form 10-Q for the three months ended June 29, 2014.

June 29, 2014
(in millions)
Cash and cash equivalents	$26.9

Debt, including current and long-term:
7.000% Senior Secured Notes due 2019, capital leases and Israel bank note	623.2
ABL Credit Facility	41.0
Other obligations	270.8

Total liabilities	935.0

Stockholders' equity:
Preferred stock, $0.001 par value, 5,000,000 authorized—None	—
Common stock, $0.001 par value, 195,000,000 shares authorized; 56,613,024 and 57,056,892 shares issued and outstanding at December 30, 2012 and December 29, 2013, respectively
Additional paid-in capital	862.3
Accumulated other comprehensive loss	(0.9)
Accumulated deficit	(624.3)

Total stockholders' equity	237.1

Total capitalization	$1,172.1

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected financial data as of the dates and for the periods indicated. The selected financial data for each of the years ended December 29, 2013, December 30, 2012 and December 25, 2011 and as of December 29, 2013 and December 30, 2012 have been derived from our audited consolidated financial statements incorporated herein by reference. The selected financial data for each of the years ended December 27, 2009 and December 26, 2010 and as of December 27, 2009, December 26, 2010 and December 25, 2011 have been derived from our audited consolidated financial statements not incorporated herein by reference. The selected financial data for the six months ended June 30, 2013 and June, 29, 2014 and as of June 29, 2014 have been derived from our unaudited consolidated financial statements incorporated herein by reference. The selected financial data as of June 30, 2013 have been derived from our unaudited consolidated financial statements not incorporated herein by reference. Our historical results are not necessarily indicative of our future results and historical results for any interim period are not necessarily indicative of our results for the entire year.

        The selected consolidated financial information presented below should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Item 8. Financial Statements and Supplementary Data" and the consolidated financial statements and the notes thereto contained in our annual report on Form 10-K, and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and unaudited consolidated financial statements and the notes thereto contained in our quarterly report on Form 10-Q for the three months ended June 29, 2014.

Amounts in millions except per share amounts

	December 27, 2009	December 26, 2010	December 25, 2011	December 30, 2012	December 29, 2013	June 30, 2013	June 29, 2014
Consolidated Statements of Operations Data:
Revenues	$334.5	$408.5	$713.9	$969.2	$950.6	$488.5	$429.4
Gross profit	63.6	84.3	191.2	257.2	240.0	126.2	109.0
Operating income (loss)	(27.0)	23.1	29.5	(49.7)	31.8	20.3	8.0
Provision (benefit) for income taxes	1.0	(12.7)	1.9	(1.6)	—	2.7	3.9
Income (loss) from continuing operations	(38.3)	14.6	(23.5)	(112.9)	(31.9)	(15.5)	(64.7)
Loss from discontinued operations	(3.2)	(0.1)	(0.7)	(1.5)	(5.3)	(4.4)	(0.2)
Net income (loss)	$(41.5)	$14.5	$(24.2)	$(114.4)	$(37.2)	$(19.9)	$(64.9)
Income (loss) from continuing operations per common share
Basic	$(2.76)	$0.88	$(0.86)	$(2.41)	$(0.56)	$(0.27)	$(1.13)
Diluted	$(2.76)	$0.87	$(0.86)	$(2.41)	$(0.56)	$(0.27)	$(1.13)
Loss from discontinued operations per common share
Basic	$(0.23)	$(0.01)	$(0.02)	$(0.03)	$(0.09)	$(0.08)	$0.00
Diluted	$(0.23)	$(0.01)	$(0.02)	$(0.03)	$(0.09)	$(0.08)	$0.00
Net income (loss) per common share
Basic	$(2.99)	$0.87	$(0.88)	$(2.44)	$(0.65)	$(0.35)	$(1.13)
Diluted	$(2.99)	$0.86	$(0.88)	$(2.44)	$(0.65)	$(0.35)	$(1.13)
Weighted average shares:
Basic	13.9	16.6	27.4	46.9	56.8	56.6	57.4
Diluted	13.9	16.9	27.4	46.9	56.8	56.6	57.4

	December 27, 2009	December 26, 2010	December 25, 2011	December 30, 2012	December 29, 2013	June 30, 2013	June 29, 2014
Consolidated Balance Sheet Data:
Cash and cash equivalents	$9.9	$10.8	$69.6	$49.0	$55.7	49.7	26.9
Working capital(1)	37.1	65.8	207.2	176.6	179.3	179.2	151.6
Total assets	241.6	535.7	1,216.0	1,284.0	1,216.6	1,222.3	1,172.1
Short-term debt(2)	4.7	0.6	1.6	1.5	1.3	1.4	1.2
Long-term debt(3)	51.6	226.1	631.5	630.1	628.9	629.5	663.0
Long-term debt premium	—	—	22.8	18.7	14.5	16.6	—
Total stockholders' equity	$124.9	$169.9	$312.6	$324.1	$295.8	308.1	237.1

(1)
Working capital is equal to total current assets less total current liabilities.

(2)
Short-term debt includes the current portion of long-term debt and the current portion of capital lease obligations.

(3)
Long-term debt includes the Company's Senior Secured Notes, a 10-year term note with a bank in Israel, and the long-term portion of capital lease obligations for the years ended in December 2010, 2011, 2012, and 2013 and the six months ended June 30, 2013. At December 2009, long-term debt consisted of borrowings on a revolving credit facility and the long-term portion of capital lease obligations. As of June 2014, long-term debt consisted of the Company's Senior Secured Notes, a 10-year term note with a bank in Israel, and borrowing on a revolving line of credit, and the long-term portion of capital lease obligations.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

        We sold the Unregistered Notes to SunTrust Robinson Humphrey, Inc., PNC Capital Markets LLC, B. Riley & Co., LLC, KeyBanc Capital Markets Inc., Noble Financial Capital Markets and Sidoti & Company, LLC, as the initial purchasers, pursuant to a purchase agreement dated May 9, 2014. The initial purchasers resold the Unregistered Notes in reliance on Rule 144A and Regulation S under the Securities Act. In connection with the sale of the Unregistered Notes, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed to:

  •
  prepare and file with the SEC a registration statement (the "Exchange Registration Statement") on an appropriate form under the Securities Act with respect to an offer (the "Exchange Offer") to the holders of Unregistered Notes to issue and deliver to such holders, in exchange for the Unregistered Notes, a like principal amount of Exchange Notes;

  •
  use commercially reasonable efforts to cause the Exchange Registration Statement to be declared effective as promptly as practicable after the filing thereof and use commercially reasonable efforts to keep the Exchange Registration Statement effective until the consummation of the Exchange Offer in accordance with its terms; and

  •
  commence the Exchange Offer and use commercially reasonable efforts to issue on or prior to the 365th day following the closing date, May 14, 2014, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer.

        If you participate in the Exchange Offer, you will, with limited exceptions, receive Exchange Notes that are freely tradable and not subject to restrictions on transfer. You should read the information in this prospectus under the heading "The Exchange Offer—Resale of Exchange Notes" for more information relating to your ability to transfer Exchange Notes.

        The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Unregistered Notes in any jurisdiction in which the Exchange Offer or the acceptance of the Exchange Offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

        If you are eligible to participate in this Exchange Offer and you do not tender your Unregistered Notes as described in this prospectus, you will not have any further registration rights. In that case, your Unregistered Notes may continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration

        In the registration rights agreement, we agreed to file a shelf registration statement in certain circumstances, including if, with respect to any holder:

  •
  such holder is prohibited by applicable law or SEC policy from participating in the Exchange Offer, or

  •
  such holder is a broker-dealer that acquired the Unregistered Notes directly from the Company or one of its affiliates, and are, therefore, not eligible to participate in the Exchange Offer, or

  •
  the Exchange Notes are not freely tradeable, provided that such holder has duly notified the Company in writing within six months of the Exchange Offer as required under the registration rights agreement.

        If a shelf registration statement is required, we will use our commercially reasonable efforts to:

  •
  Provide notice to the holders of the Exchange Notes and the trustee and thereafter file the shelf registration statement with the SEC as promptly as practicable;

  •
  cause the shelf registration statement to be declared effective by the SEC as promptly as practicable following the filing; and

  •
  keep the initial shelf registration continuously effective under the Securities Act until the date which is two years after May 14, 2014, or such shorter period ending when (i) all Unregistered Notes covered by the initial shelf registration have been sold in the manner set forth and as contemplated in the initial shelf registration, (ii) a subsequent shelf registration covering all of the Unregistered Notes covered by and not sold under the initial shelf registration or an earlier subsequent shelf registration has been declared effective under the Securities Act or (iii) there cease to be any outstanding Unregistered Notes.

        The shelf registration statement will permit only certain holders to resell their Unregistered Notes from time to time. In particular, we may require, as a condition to including a holder's Unregistered Notes in the shelf registration statement, such holder to furnish to us information regarding itself and the proposed disposition by it of its notes as we may from time to time reasonably request in writing.

        We will, in the event that a shelf registration statement is filed, provide to each holder of the Unregistered Notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Unregistered Notes. A holder of Unregistered Notes that sells its notes pursuant to the shelf registration statement generally (1) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (3) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder).

Additional Interest

        If (A) we have not exchanged Exchange Notes for all Unregistered Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 365th day following the issue date, (B) if applicable, the shelf registration statement has not been declared effective on or prior to 365th day following the issue date or (C) if applicable, such shelf registration statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all the Unregistered Notes have been disposed of thereunder), then additional interest ("Additional Interest") shall accrue on the principal amount of the Unregistered Notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 366th day following the issue date, in the case of (A) or (B) above, or (y) the day such shelf registration statement ceases to be effective, in the case of (C) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; provided, however, that the amount of Additional Interest accruing will not exceed 1.0% per annum; provided further, however, that upon the exchange of Exchange Notes for all Unregistered Notes tendered (in the case of clause (A) above), or upon the effectiveness of the shelf registration statement (in the case of clause (B) or (C) above), Additional Interest on the Unregistered Notes as a result of such clause, as the case may be, shall cease to accrue. Any amounts of Additional Interest that have accrued pursuant to this paragraph will be payable in cash on the same original interest payment dates as the Unregistered Notes. Any amounts of Additional Interest that have accrued pursuant to the clause above will be payable in cash on the same original interest payment dates as the Unregistered Notes. We, and not the Trustee, will be responsible for making all calculations with respect to Additional Interest.

        The Exchange Notes will be accepted for clearance through DTC. This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the complete provisions of the registration rights agreement. A copy of the registration rights agreement is an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Unregistered Notes. You may tender some or all of your Unregistered Notes only in minimum denominations of $2,000 and larger integral multiples of $1,000. As of the date of this prospectus, $625 million aggregate principal amount of the Unregistered Notes is outstanding.

        The terms of the Exchange Notes to be issued are substantially similar to the Unregistered Notes, except that the offering of the Exchange Notes will have been registered under the Securities Act and, therefore, the certificates for the Exchange Notes will not bear legends restricting their transfer. In addition, the Exchange Notes will not have registration rights and will not have rights to additional interest. The Exchange Notes will be issued under and be entitled to the benefits of the indenture pursuant to which the Unregistered Notes were issued.

        In connection with the issuance of the Unregistered Notes, we arranged for the Unregistered Notes to be issued and transferable in book-entry form through the facilities of DTC. The Exchange Notes will also be issuable and transferable in book-entry form through DTC.

        There will be no fixed record date for determining the eligible holders of the Unregistered Notes that are entitled to participate in the Exchange Offer. We will be deemed to have accepted for exchange validly tendered Unregistered Notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of Unregistered Notes for the purpose of receiving Exchange Notes from us and delivering them to such holders.

        If any tendered Unregistered Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted Unregistered Notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the expiration of the Exchange Offer.

        Holders of Unregistered Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Unregistered Notes for Exchange Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. It is important that you read the section "Fees and Expenses" below for more details regarding fees and expenses incurred in the Exchange Offer.

        Any Unregistered Notes which holders do not tender or which we do not accept in the Exchange Offer will remain outstanding and continue to accrue interest and may be subject to restrictions on transfer under the Securities Act. We will not have any obligation to register the offer or sale of such Unregistered Notes under the Securities Act. Holders wishing to transfer Unregistered Notes would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the Exchange Offer

        You must tender your Unregistered Notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the Exchange Offer. Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange any Unregistered Notes, and may amend or terminate the Exchange Offer if:

  •
  the Exchange Offer, or the making of any exchange by a holder of Unregistered Notes, violates applicable law or any applicable interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted or threatened with respect to the Exchange Offer which, in our reasonable judgment, would impair our ability to proceed with the Exchange Offer; and

  •
  any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated, which, in our good faith determination, does not permit us to effect the Exchange Offer.

Expiration Date; Extensions; Amendment; Termination

        The Exchange Offer will expire 5:00 p.m., New York City time, on October 16, 2014, unless we, in our sole discretion, extend it. In the case of any extension, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will also notify the registered holders of Unregistered Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the Exchange Offer.

        To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

  •
  delay accepting any unregistered senior secured note;

  •
  waive any condition of the Exchange Offer; and

  •
  amend the terms of the Exchange Offer in any manner.

        We will give oral or written notice of any non-acceptance or amendment to the registered holders of the Unregistered Notes as promptly as practicable. If we consider an amendment to the Exchange Offer to be material, we will promptly inform the registered holders of Unregistered Notes of such amendment in a reasonable manner.

        If we determine, in our sole discretion, that any of the events or conditions described in "—Conditions of the Exchange Offer" has occurred, we may terminate the Exchange Offer. We may:

  •
  refuse to accept any Unregistered Notes and return to the holders any Unregistered Notes that have been tendered;

  •
  extend the Exchange Offer and retain all Unregistered Notes tendered prior to the expiration of the Exchange Offer, subject to the rights of the holders to withdraw their tendered Unregistered Notes; or

  •
  waive the condition with respect to the Exchange Offer and accept all properly tendered Unregistered Notes that have not been withdrawn.

        If any such waiver constitutes a material change in the Exchange Offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of Unregistered Notes, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Unregistered Notes, if the Exchange Offer would otherwise expire during that period.

        Any determination by us concerning the events described above will be final and binding upon the parties. Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the Exchange Offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

        The Unregistered Notes accrue interest from and including May 14, 2014. The first interest payment on the Exchange Notes will be made on November 15, 2014. We will pay interest on the Exchange Notes semi-annually on May 15 and November 15 of each year. Holders of Unregistered Notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date that was made in respect of the Unregistered Notes until the date of the issuance of the Exchange Notes. Consequently, holders of Exchange Notes will receive the same interest payments that they would have received had they not accepted the Exchange Offer.

Resale of Exchange Notes

        Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that the Exchange Notes issued pursuant to the Exchange Offer for the Unregistered Notes may be offered for resale, resold and otherwise transferred by you without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  any Exchange Notes to be received by you will be acquired in the ordinary course of your business;

  •
  you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to engage in, the distribution of the Unregistered Notes or Exchange Notes;

  •
  you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any of our "affiliates" to distribute the Exchange Notes;

  •
  if you are a broker dealer, and you will receive Exchange Notes for your own account in exchange for Unregistered Notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of Exchange Notes received in the Exchange Offer; and

  •
  you are not acting on behalf of any person or entity that could not truthfully make these representations.

        If you wish to participate in the Exchange Offer, you will be required to make these representations to us in the letter of transmittal. If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

        In addition, if you are a broker-dealer and you will receive Exchange Notes for your own account in exchange for Unregistered Notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of Exchange Notes received in exchange for Unregistered Notes. We have agreed to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, remain effective for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

        Upon consummation of the Exchange Offer, the Exchange Notes will have different CUSIP and ISIN numbers from the Unregistered Notes.

Procedures for Tendering

        To tender your Unregistered Notes in the exchange offer, you must comply with either of the following:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent" prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive certificates for Unregistered Notes along with the letter of transmittal prior to the expiration date;

  •
  the exchange agent must receive a timely confirmation of book-entry transfer of Unregistered Notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of Unregistered Notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing Unregistered Notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

        If you are a beneficial owner whose Unregistered Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Unregistered Notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the Unregistered Notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your Unregistered Notes, either:

  •
  make appropriate arrangements to register ownership of the Unregistered Notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of Unregistered Notes.

        The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

        Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulating Authority, a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the Unregistered Notes surrendered for exchange are tendered:

  •
  by a registered holder of the Unregistered Notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any Unregistered Notes listed on the Unregistered Notes, such Unregistered Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Unregistered Notes, and an eligible guarantor institution must guarantee the signature on the bond power.

        If the letter of transmittal, any certificates representing Unregistered Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender Unregistered Notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the Unregistered Notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Unregistered Notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

  •
  we may enforce that agreement against such participant.

        DTC is referred to herein as a "book-entry transfer facility."

Guaranteed Delivery Procedures

        If you wish to tender your Unregistered Notes but your Unregistered Notes are not immediately available or you cannot deliver your Unregistered Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC's Automatic Tender Offer Program in the case of Unregistered Notes, prior to the expiration date, you may still tender if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such Unregistered Notes and the principal amount of Unregistered Notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the Unregistered Notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered Unregistered Notes in proper form for transfer or a book-entry confirmation of transfer of the Unregistered Notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Unregistered Notes according to the guaranteed delivery procedures.

Determinations Under the Exchange Offer

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Unregistered Notes and withdrawal of tendered Unregistered Notes. Our determination will be final and binding. We reserve the absolute right to reject any Unregistered Notes not properly tendered or any Unregistered Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Unregistered Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Unregistered Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Unregistered Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Unregistered Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Unregistered Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration or termination of the Exchange Offer.

When We Will Issue Exchange Notes

        We will issue the Exchange Notes when or promptly after the Exchange Offer expires. In all cases, we will issue Exchange Notes for Unregistered Notes that we have accepted for exchange under the Exchange Offer only after the exchange agent timely receives:

  •
  a book-entry confirmation of such Unregistered Notes into the exchange agent's account at DTC; and

  •
  a properly transmitted agent's message.

Return of Unregistered Notes Not Accepted or Exchanged

        If we do not accept any tendered Unregistered Notes for exchange or if Unregistered Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Unregistered Notes will be returned without expense to their tendering holder. Such non-exchanged Unregistered Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the Exchange Offer.

Your Representations to Us

        By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any Exchange Notes that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

  •
  you are not our "affiliate," as defined in Rule 405 of the Securities Act; and

  •
  if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Unregistered Notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such Exchange Notes.

        If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in your name; or

  •
  obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this document to establish an account with respect to the Unregistered Notes at DTC for the purpose of facilitating the Exchange Offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of Unregistered Notes by causing DTC to transfer such Unregistered Notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. The exchange for tendered Unregistered Notes will only be made after a timely confirmation of a book-entry transfer of the Unregistered Notes into the exchange agent's account at DTC, and timely receipt by the exchange agent of an agent's message.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering Unregistered Notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must comply with the appropriate procedures of DTC's ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Unregistered Notes and otherwise comply with the procedures of DTC.

        We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Unregistered Notes so withdrawn not to have been validly tendered for exchange for purposes of the Exchange Offer.

        Any Unregistered Notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the Unregistered Notes. This crediting will take place promptly after the expiration or termination of the Exchange Offer.

Consequences of Failure to Exchange

        If you do not tender your Unregistered Notes to be exchanged in this Exchange Offer, they will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act.

        Accordingly, they:

  •
  may be resold only if (1) registered pursuant to the Securities Act, (2) an exemption from registration is available or (3) neither registration nor an exemption is required by law; and

  •
  shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

        As a result of the restrictions on transfer of the Unregistered Notes, as well as the availability of the Exchange Notes, the Unregistered Notes are likely to be much less liquid than before the Exchange Offer.

Exchange Agent

        Wilmington Trust, National Association has been appointed as the exchange agent for the exchange of the Unregistered Notes. Questions and requests for assistance relating to the exchange of the Unregistered Notes should be directed to the exchange agent addressed as follows:

By Regular Mail, Overnight Mail or Courier:

Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1615
Attention: Workflow Management, 5th Floor

By Facsimile (for Eligible Institutions Only):

Facsimile No: (302) 636-4139

For Information or Confirmation:

DTC Desk (DTC2@WilmingtonTrust.com)

Fees and Expenses

        We will bear the expenses of soliciting tenders pursuant to the Exchange Offer. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person or by telephone.

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Unregistered Notes and in handling or forwarding tenders for exchange.

        We will pay all transfer taxes, if any, applicable to the exchange of Unregistered Notes pursuant to the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing Exchange Notes or Unregistered Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Exchange Notes tendered;

  •
  tendered notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of Unregistered Notes under the Exchange Offer.

        If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

        We will record the Exchange Notes in our accounting records at the same carrying value as the Unregistered Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The Exchange Offer costs will be amortized as part of deferred financing costs over the life of the Exchange Notes.

DESCRIPTION OF THE EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Definitions." In this description, "Kratos" and "the Company" refers only to Kratos Defense & Security Solutions, Inc. and not to any of its subsidiaries.

        Kratos will issue the Exchange Notes under the indenture, dated as of May 14, 2014, among the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the "Trustee") and collateral agent (in such capacity, the "Collateral Agent") (as amended or supplemented to the date hereof, the "indenture" or "Indenture") pursuant to which the Company previously issued the Unregistered Notes on May 14, 2014. The Exchange Notes will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the Exchange Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. Unless the context requires otherwise, all references to the "Notes" include the Unregistered Notes and the Exchange Notes. The Unregistered Notes, the Exchange Notes and any Additional Notes (as defined below) will be treated as a single class for all purposes of the indenture. The failure to consummate the exchange offer or to register the

Unregistered Notes for resale may result in the Company paying Additional Interest (as defined below).

        The Trustee acts as paying agent and registrar for the Exchange Notes. You may present Unregistered Notes for registration of transfer and exchange at the offices of the registrar, which is the Trustee's corporate office. No service charge will be made for any registration of transfer or exchange or redemption of the Unregistered Notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. The Company may change any paying agent and registrar without notice to Holders. The Company will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office. At the Company's option, it may pay interest and Additional Interest, if any, through the paying agent at the Trustee's corporate trust office or by check mailed to the registered address of each Holder

        The summary herein of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including definitions therein of certain terms. Certain terms used in this summary are defined under the subheading "—Definitions."

Brief Description of the Exchange Notes and the Guarantees

        The Exchange Notes will:

  •
  be senior secured obligations of the Company;

  •
  rank equally in right of payment with all other senior obligations of the Company, including all borrowings under the Credit Agreement, and senior in right of payment to all Indebtedness that by its terms is subordinated to the Exchange Notes;

  •
  be secured by a Lien on the Notes Priority Collateral of the Company that is senior to the Lien thereon that secures the Credit Agreement, subject to Permitted Liens;

  •
  be secured by a Lien on the Credit Facility Priority Collateral of the Company that is junior to the Lien thereon that secures the Credit Agreement, subject to Permitted Liens;

  •
  be effectively junior to the Company's obligations under the Credit Agreement, to the extent of the value of the Credit Facility Priority Collateral of the Company securing such obligations, and effectively senior to the Company's obligations under Indebtedness secured on a junior priority basis by Liens on the Notes Priority Collateral of the Company to the extent of the value of the Notes Priority Collateral of the Company;

  •
  be registered under the Securities Act;

  •
  not be entitled to the registration rights that apply to the Unregistered Notes;

  •
  not contain provisions relating to an increase in any interest rate in connection with the Unregistered Notes under circumstances related to the Exchange Offer; and

  •
  be unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Company's existing and future Domestic Restricted Subsidiaries (other than Discontinued Subsidiaries), as set forth under "—Guarantees" below.

        The Exchange Notes will initially be guaranteed by all of our existing and future direct and indirect Domestic Restricted Subsidiaries (other than Discontinued Subsidiaries). Each Guarantee (as defined under "—Guarantees" below) of a Guarantor (as defined under "—Definitions") below will be:

  •
  a senior secured obligation of such Guarantor;

  •
  rank equally in right of payment with all other senior obligations of such Guarantor, including all of such Guarantor's obligations under the Credit Agreement, and senior in right of payment to all Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor;

  •
  be secured by a Lien on the Notes Priority Collateral of such Guarantor that is senior to the Lien thereon that secures the Credit Agreement, subject to Permitted Liens;

  •
  be secured by a Lien on the Credit Facility Priority Collateral of the Guarantor that is junior to the Lien thereon that secures the Credit Agreement, subject to Permitted Liens; and

  •
  be effectively junior to such Guarantor's obligations under the Credit Agreement, to the extent of the value of the Credit Facility Priority Collateral of such Guarantor securing such obligations, and effectively senior to such Guarantor's obligations under Indebtedness secured on a junior priority basis by Liens on the Notes Priority Collateral of such Guarantor to the extent of the value of such Notes Priority Collateral.

Principal, Maturity and Interest

        The Company will issue the Exchange Notes in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Exchange Notes are unlimited in aggregate principal amount, of which $625.0 million in aggregate principal amount will be issued in the offering contemplated hereby. The Company may issue additional 7.000% Senior Secured Notes due 2019 (referred to in this section as "Additional Notes") from time to time, subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and "—Limitation on Liens." The Exchange Notes and any Additional Notes will be substantially identical other than the issuance dates and the dates from which interest will accrue. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Exchange Notes," references to the Exchange Notes include any Additional Notes actually issued. Any Unregistered Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. Any Additional Notes issued after the offering contemplated hereby will be secured, equally and ratably with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the security interest of the Collateral for the then Unregistered Notes. Any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers and be represented by a different global Note or Notes. The Notes and any Additional Notes would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

        The Exchange Notes will mature on May 15, 2019.

        Interest on the Exchange Notes will accrue at the rate of 7.000% per annum and will be due and payable semiannually in cash on each of May 15 and November 15, commencing on November 15, 2014, to the Persons who are registered Holders at the close of business on each of May 1 and November 1 immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including May 14, 2014. The Company will pay interest on overdue principal of and premium, if any, on the Exchange Notes at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such increased rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Collateral

Generally

        The Exchange Notes and the Guarantees will be secured by (i) a Lien on the Notes Priority Collateral that is contractually senior to a Lien on the Notes Priority Collateral that secures the Credit Agreement and (ii) a Lien on the Credit Facility Priority Collateral that is contractually subordinated to a Lien on the Credit Facility Priority Collateral that secures the Credit Agreement, in each case subject to Permitted Liens.

        "Notes Priority Collateral" means all existing and future property and assets owned by the Company and the Guarantors (other than Excluded Assets (as defined below) and the Credit Facility Priority Collateral). The Notes Priority Collateral includes, but is not be limited to, the Company's and the Guarantors' real property, equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings and fixtures, parts and accessories of the equipment, and all replacements and substitutions therefor or accessions thereto, trademarks, licenses, trade names, patents, trade secrets, domain names and copyrights, and general intangibles necessary for the operation of the equipment, machinery and motor vehicles, including warranties and operational manuals and similar items, Capital Stock of each Subsidiary (other than any Discontinued Subsidiary) owned by the Company or any such Guarantor, supporting obligations securing or guaranteeing licenses of intellectual property granted to the Company and its Subsidiaries, and all identifiable proceeds of each of the foregoing (including insurance proceeds, eminent domain proceeds and condemnation proceeds for loss of the foregoing).

        "Excluded Assets" include:

          (1)   vehicles and other items covered by certificates of title or ownership to the extent that a security interest cannot be perfected solely by filing a UCC-1 financing statement (or similar instrument);

          (2)   leasehold interests in real property with respect to which the Company or any Guarantor is a tenant or subtenant;

          (3)   (A) any asset or property right of any nature if the grant of a security interest therein to the Collateral Agent shall constitute or result in the abandonment, invalidation or unenforceability of such asset or property right or the loss of use of such asset or property right and (B) any lease, license, contract or agreement if the grant of security interest therein to the Collateral Agent shall constitute or result in a breach, termination or default under any lease, license, contract or agreement, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, to which the Company or Guarantor is party;

          (4)   any asset or property right of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity);

          (5)   any applications for trademarks or service marks filed in the United States Patent and Trademark Office (the "PTO") pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d);

          (6)   the voting Capital Stock of any Foreign Subsidiary in excess of 65% of all of the outstanding voting Capital Stock of such Foreign Subsidiary;

          (7)   property and assets owned by the Company or any Guarantor that are the subject of Permitted Liens described in clause (6) or (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;

          (8)   any Capital Stock or other securities of the Company's Subsidiaries to the extent that the pledge of such securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary for the Company not to be subject to such requirement and only for so long as such requirement is in existence; provided that neither the Company nor any of its Subsidiaries shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any securities pursuant to this clause;

          (9)   any Capital Stock of any Discontinued Subsidiary;

          (10) (i) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of the Company or any of the Guarantors, and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Company or any Guarantor, and (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts and trust accounts; and

          (11) real property owned in fee by the Company and Guarantors with a fair market value (as reasonably determined by the Company) of less than $3.0 million;

provided that notwithstanding anything to the contrary above, no asset described in clause (1) through (11) above (other than clause (8)) shall constitute an "Excluded Asset" if such asset is subject to a Permitted Lien described in clause (18) or (22) of the definition thereof.

        The "Credit Facility Priority Collateral" consists of all of the Company's and each Guarantors' existing and future (i) accounts, (ii) receivables, (iii) inventory, (iv) deposit accounts and all cash, cash equivalents, checks and other instruments on deposit therein or credited thereto, (v) securities accounts and all investment property, cash and cash equivalents, (vi) lock boxes and all cash, checks and other instruments on deposit therein or credited thereto, (vii) general intangibles, (viii) contract rights, instruments, documents, chattel paper (whether tangible or electronic), drafts and acceptances, and all other forms of obligations owing to the Company or such Guarantor, (ix) business interruption insurance policies and payments thereunder, and (x) all supporting obligations (other than with respect to supporting obligations securing or guaranteeing licenses of intellectual property granted to the Company and its Subsidiaries); together with all of the Company's or such Guarantor's ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by the Company or any Guarantor or in which it has an interest), computer programs, tapes, disks and documents and all proceeds and products of the foregoing in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, and tort claim proceeds. Notwithstanding anything to the contrary in the immediately preceding sentence, (i) trademarks, licenses, trade names, patents, trade secrets, domain names, and copyrights of the Company or any Guarantor, and general intangibles necessary for the operation of the equipment, machinery and motor vehicles, including warranties and operational manuals and similar items, (ii) any Capital Stock of any Subsidiary of the Company or any Guarantor (other than a Discontinued Subsidiary), (iii) any real property, equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings and fixtures, parts and accessories of the equipment, and all replacements and substitutions therefor or accessions thereto owned by the

Company or any Guarantor (provided that, for the avoidance of doubt, this clause (iii) does not extend to the foregoing items that constitute inventory of the Company or any Guarantor), (iv) supporting obligations securing or guaranteeing licenses of intellectual property granted to the Company and its Subsidiaries, and (v) the identifiable proceeds of each of the foregoing (including insurance proceeds, eminent domain proceeds and condemnation proceeds for loss of the foregoing) shall not constitute Credit Facility Priority Collateral.

        No appraisals of any Collateral have been prepared in connection with the offering contemplated hereby. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Company's Obligations under the Exchange Notes or any of the Guarantees thereof, in full or at all.

        The right of the Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without prior bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given "adequate protection" of its interest in the collateral. The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral securing the Obligations owed to it and may include cash payments or the granting of additional or replacement security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Exchange Notes or the Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral following the commencement of the bankruptcy case through the requirement of "adequate protection."

        Moreover, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property because a secured creditor that holds a lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

        The Collateral Agent's ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens, Permitted Liens and practical problems associated with the realization of the Collateral Agent's Lien on the Collateral.

        Certain liens and security interests in the Collateral may not be in place on the Issue Date or may not be perfected on the Issue Date. For example, some of the instruments and other documents, such as Mortgages and account control agreements relating to certain assets of the Company and the Guarantors, required to perfect a security interest may not be delivered and/or, if applicable, recorded on or prior to such date. To the extent any such lien or security interest cannot be perfected by such date, the Company and the applicable Guarantors will use their commercially reasonable efforts to perform all acts and things that may be required, including obtaining any required consents from third parties, to have all liens and security interests in the Collateral duly created and enforceable and perfected, to the extent required by the Collateral Agreements, within 90 days following the Issue Date or such later time as consented to by the administrative agent for the ABL Credit Facility. See "Risk Factors"—The rights of holders of Exchange Notes to the collateral securing the Exchange Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral."

Intercreditor Agreement

        The Collateral Agent, on behalf of itself, the Trustee, the Holders and the holders of any future Permitted Additional Pari Passu Obligations, and the Administrative Agent, on behalf of itself and the Credit Facility Claim Holders, have entered into the Intercreditor Agreement. By their acceptance of the Exchange Notes, the Holders will be deemed to have authorized the Collateral Agent to enter into the Intercreditor Agreement, which, among other things, provides for the following:

        Lien Priorities.    Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to the Collateral Agent, the Trustee, the Holders or holders of any Permitted Additional Pari Passu Obligations on the Credit Facility Priority Collateral or of any Liens granted to the Administrative Agent or the Credit Facility Claim Holders on the Credit Facility Priority Collateral and notwithstanding any provision of the Uniform Commercial Code or any other applicable law or the Permitted Additional Pari Passu Documents or the Credit Facility Documents or any other circumstance whatsoever, so long as the Discharge of the Credit Facility Claims has not occurred: (a) any Lien on the Credit Facility Priority Collateral now or hereafter held by or on behalf of the Administrative Agent or any Credit Facility Claim Holders or any agent or trustee therefor securing any Credit Facility Claims, will be senior in all respects and prior to any Lien thereon that secures any of the Pari Passu Obligations; and (b) any Lien on such Credit Facility Priority Collateral now or hereafter held by or on behalf of the Collateral Agent, the Trustee, any Holders or holders of any Permitted Additional Pari Passu Obligations or any agent or trustee therefor securing any Pari Passu Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, will be junior and subordinate in all respects to all Liens thereon that secures any Credit Facility Claims. Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to the Administrative Agent or the Credit Facility Claim Holders on the Notes Priority Collateral or of any Liens granted to the Collateral Agent, the Trustee, the Holders or holders of any Permitted Additional Pari Passu Obligations on the Notes Priority Collateral and notwithstanding any provision of the Uniform Commercial Code or any other applicable law or the Credit Facility Documents or the Indenture Documents or any other circumstance whatsoever, so long as the Discharge of Pari Passu Obligations has not occurred: (a) any Lien on the Notes Priority Collateral now or hereafter held by or on behalf of the Collateral Agent, the Trustee, any Holders or holders of any Permitted Additional Pari Passu Obligations or any agent or trustee therefor securing any Pari Passu Obligations, will be senior in all respects and prior to any Lien thereon that secures any of the Credit Facility Claims (except as provided in the definition of Pari Passu Obligations); and (b) any Lien on such Notes Priority Collateral now or hereafter held by or on behalf of the Administrative Agent or any Credit Facility Claim Holders or any agent or trustee therefor securing any Credit Facility Claims, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, will be junior and subordinate in all respects to all Liens thereon that secure any Pari Passu Obligations.

        Prohibition on Contesting Liens.    The Collateral Agent, on behalf of itself, the Trustee and each Holder and any holder of any future Permitted Additional Pari Passu Obligations, and the Administrative Agent, on behalf of itself and each Credit Facility Claim Holder, agrees that it will not and will waive any right to contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the priority, validity, perfection or enforceability of a Lien held by or on behalf of any of the Credit Facility Claim Holders in the Common Collateral or by or on behalf of any of the Holders or holders of future Permitted Additional Pari Passu Obligations in the Common Collateral, as the case may be; provided that nothing in the Intercreditor Agreement shall be construed to prevent or impair the rights of: (a) the Administrative Agent or any Credit Facility Claim Holder to enforce the Intercreditor Agreement, including the priority of the Liens securing the Credit Facility Claims; or (b) the Collateral Agent, the Trustee, any Holder and holder of any future Permitted Additional Pari Passu Obligations to enforce the Intercreditor Agreement, including the priority of the Liens securing the Pari Passu Obligations.

        New Liens.    The Administrative Agent, on behalf of itself and each Credit Facility Claim Holder, agrees that, so long as the Discharge of Pari Passu Obligations has not occurred, it shall not obtain a Lien on any asset or property of the Company or any Guarantor unless the Company or the Administrative Agent shall have provided the Collateral Agent with prior written notice thereof. The Collateral Agent, on behalf of itself, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations, agrees that, so long as the Discharge of Credit Facility Claims has not occurred, it shall not obtain a Lien on any asset or property of the Company or any Guarantor unless the Company or the Collateral Agent shall have provided the Administrative Agent with prior written notice thereof. To the extent the foregoing is not complied with for any reason, without limiting any other right or remedy available to the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent, on behalf of itself and the Credit Facility Claim Holders, and the Collateral Agent, on behalf of itself, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations, agrees that any amounts received by or distributed to any of the Credit Facility Claim Holders, the Holders or holders of any Permitted Additional Pari Passu Obligations pursuant to or as a result of any Lien granted in contravention of the foregoing shall be subject to "—Application of Proceeds."

        Exercise of Remedies in Respect of Credit Facility Priority Collateral.    So long as the Discharge of Credit Facility Claims has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against the Company or any Guarantor, (a) the Collateral Agent, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations will not exercise or seek to exercise any rights or remedies (including set-off) with respect to any Credit Facility Priority Collateral that secures any Pari Passu Obligations, institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), contest, protest or object to any foreclosure proceeding or action brought by the Administrative Agent or any Credit Facility Claim Holder, the exercise of any right under any Indenture Document or any lockbox agreement, control agreement, blocked account agreement, landlord waiver or bailee's letter or similar agreement or arrangement to which the Collateral Agent, the Trustee or any Holder is a party relating to any Credit Facility Priority Collateral, or any other exercise by any such Person, of any rights and remedies relating to the Credit Facility Priority Collateral under the Credit Facility Documents or otherwise, or object to the forbearance by the Credit Facility Claim Holders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Credit Facility Priority Collateral, and (b) the Administrative Agent and the Credit Facility Claim Holders will have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Credit Facility Priority Collateral without any consultation with or the consent of the Collateral Agent, the Trustee or any Holder; provided, however, that (i) in any insolvency or liquidation proceeding commenced by or against the Company or any Guarantor, the Collateral Agent may file a proof of claim or statement of interest with respect to the Pari Passu Obligations, subject to the limitations contained in the Intercreditor Agreement, (ii) the Collateral Agent may take any action (not adverse to the prior Liens on the Credit Facility Priority Collateral that secures the Pari Passu Obligations, or the rights of the

Administrative Agent or the Credit Facility Claim Holders to exercise remedies in respect thereof) in order to preserve or protect its Lien on such Credit Facility Priority Collateral so long as such action is consistent with the terms and limitations on the Collateral Agent, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations imposed by the Intercreditor Agreement, (iii) the Collateral Agent may file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Company or any Guarantor arising under any insolvency or liquidations proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of the Intercreditor Agreement or applicable law, (iv) the Collateral Agent may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleadings made by any person objecting to or otherwise seeking the disallowance or subordination of its claims or the claims of the Holders, or the avoidance of its Liens, (v) the Collateral Agent may vote on any plan of reorganization or similar dispositive restructuring plan in accordance with the terms of the Intercreditor Agreement and (vi) the Collateral Agent may take any action to foreclose upon any such Credit Facility Priority Collateral so long as (1) 180 days have elapsed from the date that the Collateral Agent has given written notice to the Administrative Agent of the occurrence of an Event of Default under and as defined in the Indenture Documents or any Permitted Additional Pari Passu Documents, (2) the Administrative Agent is not diligently pursuing in good faith the exercise of its enforcement rights or remedies against such Credit Facility Priority Collateral at the end of such 180-day period, and (3) the proceeds received by the Collateral Agent, the Trustee or any Holder in connection with such foreclosure action by the Collateral Agent is applied pursuant to "—Application of Proceeds"; provided further that, to the extent the Administrative Agent or the Credit Facility Claim Holders are stayed or otherwise prohibited by law from exercising such rights or remedies in respect of the relevant Credit Facility Priority Collateral during such 180-day period, then the foregoing 180-day period will be automatically extended by the number of days of such stay or prohibition.

        The Collateral Agent, on behalf of itself, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations, agrees that it will not knowingly take or receive, directly or indirectly, in cash or other property or by setoff, counterclaim or in any other manner (whether pursuant to any enforcement, collection, execution, levy or foreclosure proceeding or otherwise), any Credit Facility Priority Collateral that secure any Pari Passu Obligations or any proceeds of such Credit Facility Priority Collateral, in each case (i) in connection with the exercise of any right or remedy (including set-off) with respect to any such Credit Facility Priority Collateral (or in respect of any such Credit Facility Priority Collateral in the event of the occurrence of an insolvency or liquidation proceeding with respect to a Guarantor), or (ii) in the event that the Company or any other Guarantor is liquidating Credit Facility Priority Collateral, at the request of the Administrative Agent, not in the ordinary course of business and the Collateral Agent or the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations receive the proceeds thereof (other than proceeds received from the Company as payment of regularly scheduled interest on the Exchange Notes); unless and until the Discharge of Credit Facility Claims has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of Credit Facility Claims has occurred, except as expressly provided in the proviso to the first sentence of the preceding paragraph, the sole right of the Collateral Agent, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations with respect to such Credit Facility Priority Collateral is to hold a Lien on such Credit Facility Priority Collateral pursuant to the Indenture Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Credit Facility Claims has occurred.

        Exercise of Remedies in Respect of Notes Priority Collateral.    So long as the Discharge of Pari Passu Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against the Company or any Guarantor, (a) the Administrative Agent and the Credit Facility Claim Holders will not exercise or seek to exercise any rights or remedies (including set-off) with respect to any Notes Priority Collateral that secures any Credit Facility Claims, institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent, the Trustee or any Holder, the exercise of any right under any Credit Facility Document or any lockbox agreement, control agreement, blocked account agreement, landlord waiver or bailee's letter or similar agreement or arrangement to which the Administrative Agent or any Credit Facility Claim Holder is a party relating to any Notes Priority Collateral, or any other exercise by any such Person, of any rights and remedies relating to the Notes Priority Collateral under the Indenture Documents or otherwise, or object to the forbearance by the Holders or holders of any Permitted Additional Pari Passu Obligations from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Notes Priority Collateral, and (b) subject to certain limitations contained in the Intercreditor Agreement, the Collateral Agent, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations will have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Notes Priority Collateral without any consultation with or the consent of the Administrative Agent or any Credit Facility Claim Holder; provided, however, that (i) in any insolvency or liquidation proceeding commenced by or against the Company or any Guarantor, the Administrative Agent may file a proof of claim or statement of interest with respect to the Credit Facility Claims, subject to certain limitations contained in the Intercreditor Agreement, (ii) the Administrative Agent may take any action (not adverse to the prior Liens on the Notes Priority Collateral that secures the Credit Facility Claims, or the rights of the Collateral Agent, the Trustee, the Holders or holders of any Permitted Additional Pari Passu Obligations to exercise remedies in respect thereof) in order to preserve or protect its Lien on such Notes Priority Collateral so long as such action is consistent with the terms and limitations on the Administrative Agent and the Credit Facility Claim Holders imposed by the Intercreditor Agreement, (iii) the Collateral Agent may file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Company or any Guarantor arising under any insolvency or liquidations proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of the Intercreditor Agreement or applicable law, (iv) the Collateral Agent may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleadings made by any person objecting to or otherwise seeking the disallowance or subordination of its claims or the claims of the Holders, or the avoidance of its Liens, (v) the Collateral Agent may vote on any plan of reorganization or similar dispositive restructuring plan in accordance with the terms of the Intercreditor Agreement and (vi) the Administrative Agent may take any action to foreclose upon any such Notes Priority Collateral so long as (1) 270 days have elapsed from the date that the Administrative Agent has given written notice to the Collateral Agent of the occurrence of an Event of Default under and as defined in the Credit Facility Documents (and so long as at the time such notice is given an Event of Default under and as defined in the Indenture Documents has occurred and be continuing), (2) the Collateral Agent is not diligently pursuing in good faith the exercise of its enforcement rights or remedies against such Notes Priority Collateral at the end of such 270-day period, and (3) the proceeds received by the Administrative Agent or any Credit Facility Claim Holder in connection with such foreclosure action by the Administrative Agent is applied pursuant to "—Application of Proceeds"; provided further that, to the extent the Collateral Agent, the Trustee, the Holders or holders of any Permitted Additional Pari Passu Obligations are stayed or otherwise prohibited by law from exercising such rights or remedies in respect of the relevant Notes Priority Collateral during such 270-day period, then the foregoing 270-day period will be automatically extended by the number of days of such stay or prohibition.

        Notwithstanding anything herein to the contrary, in the event that proceeds of Common Collateral are received from (or are otherwise attributable to the value of) a sale or other disposition of Common Collateral that involves a combination of Credit Facility Priority Collateral and Notes Priority Collateral, the portion of such proceeds that shall be allocated as proceeds of Credit Facility Priority

Collateral for purposes of the Intercreditor Agreement shall be an amount equal to the book value of such Credit Facility Priority Collateral, without regard to any adjustments or write-offs (except in the case of accounts which amount shall be equal to the face amount of such accounts). In addition, notwithstanding anything herein to the contrary, to the extent proceeds of Collateral are proceeds received from (or are otherwise attributable to the value of) the sale or disposition of all or substantially all of the Capital Stock of any Subsidiary owned by the Company or another Guarantor or all or substantially all of the assets of any such Subsidiary, such proceeds shall constitute (a) first, in an amount equal to the face amount of the accounts and the book value of all other Credit Facility Priority Collateral, without regard to any adjustments or write-offs, owned by such Subsidiary at the time of such sale or disposition, Credit Facility Priority Collateral and (b) second, to the extent in excess of the amounts described in the preceding clause (a), Notes Priority Collateral.

        Collateral Access and Other Rights in favor of the Administrative Agent.    The Administrative Agent and its officers, employees and agents shall have, at no cost, reasonable and non-exclusive access to and use of any real property, equipment and fixtures of the Company or any Guarantor, for a period not exceeding 180 days; provided that, to the extent the Administrative Agent is stayed or otherwise prohibited by law from exercising such rights or remedies in respect of the relevant Credit Facility Priority Collateral during such 180-day period, then the foregoing 180-day period shall be automatically extended by the number of days of such stay or prohibition (the "Processing and Sale Period"), as necessary or reasonably appropriate to remove or sell, in any lawful manner, any Credit Facility Priority Collateral, subject to the following conditions and limitations:

            (i)  The Processing and Sale Period will commence on the date that the Collateral Agent shall have given the Administrative Agent notice of the occurrence of an Event of Default and the Collateral Agent's intention to commence its exercise of remedies subject to the terms of the Intercreditor Agreement and will terminate on the earlier to occur of (A) the day which is 180 days (as such period may be extended) thereafter, and (B) the Discharge of Credit Facility Claims.

           (ii)  Each of the Collateral Agent and its successors and assigns, including any foreclosure purchaser will be entitled, as a condition of permitting such access and use, to receive written confirmation from the Administrative Agent that (A) the access or use requested by the Administrative Agent is not prohibited by law; and (B) the Collateral Agent, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations are adequately insured at no cost to them for damage to property and liability to persons, including property and liability insurance, that may occur incidental to such access or use.

        The Collateral Agent and any such successors and assigns, including any such foreclosure purchaser will: (i) provide reasonable cooperation to the Administrative Agent and its officers, employees and agents, in connection with the use, removal and sale of any Credit Facility Priority Collateral by the Administrative Agent and its officers, employees and agents, as provided above; and (ii) be entitled to receive, from the Administrative Agent, fair compensation and reimbursement for their reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. The Collateral Agent and any such successors and assigns, including any such foreclosure purchaser (or its transferee or successor) will not otherwise be contractually required to remove, insure, protect, store, safeguard, sell or deliver any Credit Facility Priority Collateral or to provide any support, assistance or cooperation to the Administrative Agent in respect thereof.

        Notwithstanding any priority of a lien granted to the Collateral Agent, the Company and each Guarantor grants to the Administrative Agent a non-exclusive royalty-free license to use any patent, trademark, copyrights, any licenses relating thereto or proprietary information or books and records of the Company or such Guarantor, in connection with the enforcement of any consensual Lien held by the Administrative Agent upon any inventory of the Company or such Guarantor or the collection of accounts or performance of contracts of the Company or such Guarantor, as the case may be, and to the extent the use of such patent, trademark, copyrights, any licenses relating thereto or proprietary information or books and records is necessary or appropriate, in the commercially reasonable opinion of the Administrative Agent, to manufacture, produce, complete, remove or sell any such inventory in any lawful manner, or to collect accounts or perform contracts of the Company or such Guarantor. The Collateral Agent's Lien described above shall be subject to such licenses and this provision shall be binding on its successors and assigns, including a purchaser of the patent, trademark, copyrights, any licenses relating thereto or proprietary information or books and records subject to such license at a foreclosure sale conducted in foreclosure of any Lien held by the Collateral Agent.

        Application of Proceeds.    So long as the Discharge of Credit Facility Claims has not occurred, the Credit Facility Priority Collateral or proceeds thereof (or amounts in respect thereof) received in connection with the sale or other disposition of, or collection on, such Credit Facility Priority Collateral upon the exercise of remedies (or in respect of any Credit Facility Priority Collateral in the event of the occurrence of an insolvency or liquidation proceeding with respect to the Company or any Guarantor), shall be applied in the following order: first, to the payment of (a) the costs and expenses incurred by the Administrative Agent in connection with the Credit Agreement or the costs and expenses otherwise payable under the Credit Agreement, and (b) the costs and expenses specifically incurred by the Collateral Agent in connection with such sale or other disposition or collection relating to such Credit Facility Priority Collateral by the Collateral Agent on the Credit Facility Priority Collateral that is permitted pursuant to "Exercise of Remedies in Respect of Credit Facility Priority Collateral," until all such costs and expenses as set forth in clauses (a) and (b) hereof shall have been paid in full in cash; provided that, notwithstanding anything in this clause (b) to the contrary, in no event shall proceeds of Credit Facility Priority Collateral collected prior to the commencement of such sale, disposition or collection by the Collateral Agent, be used to pay (i) costs and expenses of the Collateral Agent pursuant to this clause, or (ii) costs and expenses incurred prior to such date of commencement; second, by the Administrative Agent to the Credit Facility Claims in such order as specified in the relevant Credit Facility Documents (or, if an order is not specified in the Credit Facility Documents, in such order determined by the Administrative Agent in its sole discretion) until the Discharge of Credit Facility Claims has occurred; third, by the Collateral Agent to the Pari Passu Obligations in such order as specified in the Indenture until the Discharge of Pari Passu Obligations has occurred; fourth, by the Administrative Agent and the Collateral Agent to the Excess Credit Facility Claims and the Excess Pari Passu Obligations, respectively, on a pro rata basis until all such Obligations have been paid in full in cash; and fifth, to the Company or applicable Guarantor, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

        So long as the Discharge of Pari Passu Obligations has not occurred, the Notes Priority Collateral or proceeds thereof (or amounts in respect thereof) received in connection with the sale or other disposition of, or collection on, such Notes Priority Collateral upon the exercise of remedies (or in respect of any Notes Priority Collateral in the event of the occurrence of an insolvency or liquidation proceeding with respect to the Company or any Guarantor), shall be applied: first, to the payment of (a) the costs and expenses incurred by the Collateral Agent and the Trustee in connection with the Indenture Documents or the costs and expenses otherwise payable under the Indenture Documents, and (b) the costs and expenses specifically incurred by the Administrative Agent in connection with such sale or other disposition or collection relating to such Notes Priority Collateral by the Administrative Agent on the Notes Priority Collateral that is permitted pursuant to "Exercise of Remedies in Respect of Notes Priority Collateral," until all such costs and expenses as set forth in clauses (a) and (b) hereof shall have been paid in full in cash; provided that, notwithstanding anything in this clause (b) to the contrary, in no event shall proceeds of Notes Priority Collateral collected prior to the commencement of such sale, disposition or collection by the Administrative Agent, be used to pay (i) costs and expenses of the Administrative Agent pursuant to this clause, or (ii) costs and expenses incurred prior to such date of commencement;

second, by the Collateral Agent to the Pari Passu Obligations in such order as specified in the Indenture until the Discharge of Pari Passu Obligations has occurred; third, by the Administrative Agent to the Credit Facility Claims in such order as specified in the Credit Facility Documents (or, if an order is not specified in the Credit Facility Documents, in such order determined by the Administrative Agent in its sole discretion) until the Discharge of Credit Facility Claims has occurred; fourth, by the Administrative Agent and the Collateral Agent to the Excess Credit Facility Claims and the Excess Pari Passu Obligations, respectively, on a pro rata basis until all such Obligations have been paid in full in cash; and fifth, to the Company or applicable Guarantor, or its successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

        Turnover.    So long as the Discharge of Credit Facility Claims has not occurred, any Credit Facility Priority Collateral or proceeds thereof (or amounts in respect thereof) received by the Collateral Agent, the Trustee or any Holder in connection with the exercise of any right or remedy (including set-off) relating to the Credit Facility Priority Collateral in contravention of the Intercreditor Agreement shall be segregated and held in trust and forthwith paid over to the Administrative Agent for the benefit of itself and the Credit Facility Claim Holders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. So long as the Discharge of Pari Passu Obligations has not occurred, any Notes Priority Collateral or proceeds thereof (or amounts in respect thereof) received by the Administrative Agent or any Credit Facility Claim Holder in connection with the exercise of any right or remedy (including set-off) relating to the Notes Priority Collateral in contravention of the Intercreditor Agreement shall be segregated and held in trust and forthwith paid over to the Collateral Agent for the benefit of itself, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

        Release of Liens.    If in connection with (a) the exercise of the Administrative Agent's remedies in respect of the Credit Facility Priority Collateral or (b) any sale, lease, exchange, transfer or other disposition of any Credit Facility Priority Collateral that, with respect to this clause (b), is both permitted or not prohibited under (i) the terms of the Credit Facility Documents (whether or not an "event of default" thereunder, and as defined therein, has occurred and is continuing) and (ii) the terms of the Indenture, the Administrative Agent, on behalf of itself and the Credit Facility Claim Holders, releases (or indicates that it will release) any of its Liens on any part of the Credit Facility Priority Collateral, the Collateral Agent, on behalf of itself, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations, will agree to promptly execute and deliver to the Administrative Agent or the Company (at the Company's expense) such termination statements, releases and other documents as the Administrative Agent or the Company may reasonably request to effect such release. If in connection with (a) the exercise of the Collateral Agent's remedies in respect of the Notes Priority Collateral or (b) any sale, lease, exchange, transfer or other disposition of any Notes Priority Collateral that, with respect to this clause (b), is both permitted or not prohibited under (i) the terms of the Indenture Documents (whether or not an Event of Default has occurred and is continuing) and (ii) under the terms of the Credit Agreement, the Collateral Agent, on behalf of itself, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations, releases (or indicates that it will release) any of its Liens on any part of the Notes Priority Collateral, the Administrative Agent, on behalf of itself and the Credit Facility Claim Holders, will agree to promptly execute and deliver to the Collateral Agent or the Company such termination statements, releases and other documents as the Collateral Agent or the Company may reasonably request to effect such release.

        Bankruptcy Financing and Other Matters.    If the Company or any Guarantor shall be subject to any insolvency or liquidation proceeding and the Administrative Agent shall desire to permit the use of cash collateral or to permit the Company or any Guarantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar bankruptcy law ("DIP Financing") in an aggregate principal amount, which when taken together with the aggregate principal amount of all pre-petition Credit Facility Claims (excluding any Credit Facility Cash Management Obligations and Credit Facility Hedging Obligations but including any Protective Advance Obligations), does not exceed the then permitted Maximum Credit Facility Principal Amount on such date, and, in any event, that is not to be secured by any of the Notes Priority Collateral, then the Collateral Agent, on behalf of itself, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations, will agree that it will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted in the third immediately succeeding paragraph or relating to the Notes Priority Collateral), and, to the extent the Liens securing the Credit Facility Claims are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral (other than the Notes Priority Collateral) to such DIP Financing (and all Obligations relating thereto) on the same basis as the Liens on the Credit Facility Priority Collateral that secures the Pari Passu Obligations are subordinated to the Liens thereon that secures the Credit Facility Claims under the Intercreditor Agreement, and agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

        If the Company or any Guarantor shall be subject to any insolvency or liquidation proceeding and the Collateral Agent shall desire to permit the use of cash collateral or to permit the Company or any Guarantor to obtain DIP Financing in an aggregate principal amount, which when taken together with the aggregate principal amount of all pre-petition Pari Passu Obligations, does not exceed the then permitted Maximum Pari Passu Principal Amount on such date, and, in any event, that is not to be secured by any of the Credit Facility Priority Collateral, then the Administrative Agent, on behalf of itself and the Credit Facility Claim Holders, will agree that it will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted in the third immediately succeeding paragraph or relating to the Credit Facility Priority Collateral), and, to the extent the Liens securing the Pari Passu Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral (other than the Credit Facility Priority Collateral) to such DIP Financing (and all Obligations relating thereto) on the same basis as the Liens on the Notes Priority Collateral that secure the Credit Facility Claims are subordinated to the Liens thereon that secure the Pari Passu Obligations under the Intercreditor Agreement, and agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

        Until the Discharge of Credit Facility Claims, the Collateral Agent, on behalf of itself, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations, will agree that none of them shall seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Credit Facility Priority Collateral, without the prior written consent of the Administrative Agent. Until the Pari Passu Obligations have been paid in full, the Administrative Agent, on behalf of itself and the Credit Facility Claim Holders, agrees that none of them shall seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Notes Priority Collateral, without the prior written consent of the Collateral Agent.

        The Collateral Agent, on behalf of itself, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations, will agree that none of them shall contest (or support any other Person contesting): (a) any request by the Administrative Agent or the Credit Facility Claim Holders for adequate protection; or (b) any objection by the Administrative Agent or the Credit Facility Claim Holders to any motion, relief, action or proceeding based on the Administrative Agent or the Credit Facility Claim Holders claiming a lack of adequate protection, in each case, in respect of the Credit Facility Priority Collateral. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the Credit Facility Claim Holders (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar bankruptcy law, then the Collateral Agent, on behalf of itself, the Trustee or any of the Holders, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien, if any, on any assets not constituting Notes Priority Collateral or not of the type constituting Notes Priority Collateral shall be subordinated to the Liens securing and granted as adequate protection for the Credit Facility Claims on the same basis as the other Liens on the Credit Facility Priority Collateral that secure the Pari Passu Obligations are so subordinated to the Liens thereon that secure the Credit Facility Claims under the Intercreditor Agreement, and (ii) in the event the Collateral Agent, on behalf of itself, the Trustee, the Holders and holders of any Permitted Additional Pari Passu Obligations, seeks or requests adequate protection and such adequate protection is granted in the form of additional or replacement collateral that constitutes Credit Facility Priority Collateral or is of the type constituting Credit Facility Priority Collateral, then the Collateral Agent, on behalf of itself, the Trustee, any of the Holders or holders of any Permitted Additional Pari Passu Obligations, agrees that the Administrative Agent shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the Credit Facility Claims and that any Lien on such additional or replacement collateral securing or granted as adequate protection the Pari Passu Obligations shall be subordinated to the Liens on such collateral securing the Credit Facility Claims and any other Liens granted to the Credit Facility Claim Holders as adequate protection on the same basis as the other Liens on the Credit Facility Priority Collateral that secure the Pari Passu Obligations are so subordinated to the Liens thereon that secure such Credit Facility Claims under the Intercreditor Agreement.

        The Administrative Agent, on behalf of itself and the Credit Facility Claim Holders, will agree that none of them shall contest (or support any other Person contesting): (a) any request by the Collateral Agent, the Trustee, the Holders or holders of any Permitted Additional Pari Passu Obligations for adequate protection; or (b) any objection by the Collateral Agent, the Trustee, the Holders or holders of any Permitted Additional Pari Passu Obligations to any motion, relief, action or proceeding based on the Collateral Agent, the Trustee or the Holders claiming a lack of adequate protection, in each case, in respect of the Notes Priority Collateral. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the Holders (or any subset thereof) or holders of any Permitted Additional Pari Passu Obligations are granted adequate protection in the form of additional or replacement collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar bankruptcy law, then the Administrative Agent, on behalf of itself or any of the Credit Facility Claim Holders, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien, if any, on any assets not constituting Credit Facility Priority Collateral or not of the type constituting Credit Facility Priority Collateral shall be subordinated to the Liens securing and granted as adequate protection for the Pari Passu Obligations on the same basis as the other Liens on the Notes Priority Collateral that secure the Credit Facility Claims are so subordinated to the Liens thereon that secure the Pari Passu Obligations under the Intercreditor Agreement, and (ii) in the event the Administrative Agent, on behalf of itself and the Credit Facility Claim Holders, seeks or requests adequate protection and such adequate protection is granted in the form of additional or replacement collateral that constitutes Note Priority Collateral or is of the type constituting Notes Priority Collateral, then the Administrative Agent, on behalf of itself or any of the Credit Facility Claim Holders, agrees that the Collateral Agent shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the Pari Passu Obligations and that any Lien on such additional or replacement collateral securing or granted as adequate protection for the Credit Facility Claims shall be subordinated to the Liens on such collateral securing the Pari Passu Obligations and any other Liens granted to the Holders or holders of any Permitted Additional Pari Passu Obligations as adequate protection on the same basis as the other Liens on the Notes Priority Collateral that secure the Credit Facility Claims are so subordinated to the Liens thereon that secure such Pari Passu Obligations under the Intercreditor Agreement.

        Asset Dispositions in an Insolvency or Liquidation Proceeding.    None of the Collateral Agent, the Trustee or any Holder shall, in an insolvency or liquidation proceeding or otherwise, oppose any sale or disposition of any assets of the Company or any Guarantor made in accordance with certain limitations set forth in the Intercreditor Agreement solely consisting of any Credit Facility Priority Collateral that is supported by the Credit Facility Credit Facility Claim Holders, and the Collateral Agent, the Trustee and each Holder will be deemed to have consented under Section 363 of Title 11 of the United States Code (and otherwise) to any sale of such assets supported by the Credit Facility Claim Holders and to have released their Liens in such assets (provided that the parties respective Liens shall attach to the proceeds of such sale or other disposition with the same priority as existed on such assets prior thereto). Neither the Administrative Agent nor any Credit Facility Claim Holder shall, in an insolvency or liquidation proceeding or otherwise, oppose any sale or disposition of any assets of the Company or any Guarantor solely consisting of any Notes Priority Collateral that is supported by the requisite Holders (as determined in accordance with the Indenture) and the Administrative Agent and each Credit Facility Claim Holder will be deemed to have consented under Section 363 of Title 11 of the United States Code (and otherwise) to any sale of such assets supported by the Holders or holders of any Permitted Additional Pari Passu Obligations and to have released their Liens in such assets (provided that the parties' respective Liens shall attach to the proceeds of such sale or other disposition with the same priority as existing on such assets prior thereto).

        Purchase Option.    Upon the occurrence and during the continuance of (a) the acceleration prior to maturity of all or any portion of the Indebtedness then outstanding under the Credit Agreement, (b) the exercise of any remedy with respect to Liens on the Common Collateral by the Administrative Agent, (c) a default in any scheduled payment of principal, premium, if any, interest or fees under the Indenture or the Credit Agreement that remains uncured or unwaived for a period of 30 days in the aggregate, or (d) the commencement of an insolvency or liquidation proceeding, the Holders and holders of any Permitted Additional Pari Passu Obligations may (but shall not be obligated to), at their sole expense and effort, upon notice from the Collateral Agent at the direction of such Holders to the Company and the Administrative Agent, irrevocably require the Credit Facility Claim Holders to transfer and assign to the Holders and holders of any Permitted Additional Pari Passu Obligations, without warranty or representation or recourse (other than the representation or warranty that such Credit Facility Claims are being transferred without any Lien created by the Credit Facility Claim Holders), all (but not less than all) of the Credit Facility Claims and all rights of the Credit Facility Claim Holders under the Credit Facility Documents with respect to the Credit Facility Claims; provided that (x) the Administrative Agent and the Credit Facility Claim Holders shall retain all rights to be indemnified or to be held harmless by the Company and the Guarantors in accordance with the terms of the Credit Facility Documents, (y) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, and (z) the Holders and holders of any Permitted Additional Pari Passu Obligations shall have paid to the Administrative Agent, for the account of the Credit Facility Claim Holders, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness (including Credit Facility Hedging Obligations, Protective Advance Obligations and Credit Facility Cash Management Obligations) plus all accrued and unpaid interest thereon plus all accrued and unpaid fees (including, without limitation, reasonable attorney's fees and costs) including any breakage costs and expenses (other than any other fees that become due as a result of the prepayment of the loans and other advances under, or early termination of, the Credit Agreement (such fees are referred to hereinafter as "Termination Fees")) plus all the other Credit Facility Claims then outstanding (which shall include, with respect to the aggregate face amount of the letters of credit outstanding under the Credit Agreement, an amount in cash equal to 105% thereof). In order to effectuate the foregoing, the Administrative Agent shall provide an estimated calculation, upon the written request of the Holders and holders of any Permitted Additional Pari Passu Obligations submitted through the Collateral Agent from time to time (but in no event more than twice in any calendar month), of the amount in cash that would be necessary to so purchase the

Credit Facility Claims. If the purchase option is exercised: (a) the parties shall endeavor to close promptly thereafter but in any event within ten (10) business days of the notice thereof, (b) such purchase of the Credit Facility Claims shall be exercised pursuant to documentation mutually acceptable to each of the Administrative Agent and the Holders and holders of any Permitted Additional Pari Passu Obligations purchasing such claims, and (c) such Credit Facility Claims shall be purchased pro rata among the Holders and holders of any Permitted Additional Pari Passu Obligations giving notice to the Collateral Agent of their intent to exercise the purchase option hereunder according to such Holders' portion of the Pari Passu Obligations outstanding on the date of purchase. Notwithstanding anything to the contrary herein, if, at any time following the consummation of such transfer and assignment and the occurrence of the Discharge of Credit Facility Claims and the Discharge of Pari Passu Obligations (other than the payment of any fees that become due as a result of the prepayment or termination of the Pari Passu Obligations), the Holders and holders of any Permitted Additional Pari Passu Obligations recover any Termination Fees prior to the first anniversary of the date of such transfer and assignment is consummated, they shall turn over such fees to Credit Facility Claim Holders in the form and to the extent received.

Exercise of Remedies under the Collateral Agreements

        Subject to the terms of the Intercreditor Agreement, after the incurrence of any Permitted Additional Pari Passu Obligations (other than the issuance of Additional Exchange Notes), the holders of a majority in principal amount of the Pari Passu Obligations (acting through the agent for the Permitted Additional Pari Passu Obligations) will have the right to direct the Collateral Agent, following the occurrence of an Event of Default under the Indenture or an event of default under any agreement or instrument representing such Permitted Additional Pari Passu Obligations, to foreclose on, or exercise its other rights with respect to, the Collateral (or exercise other remedies with respect to the Collateral). Any action taken or not taken following approval by holders of a majority in principal amount of the Pari Passu Obligations but without the vote of any particular holder of Pari Passu Obligations will nevertheless be binding on such non-voting holder.

        If the Collateral Agent has asked the holders of Pari Passu Obligations for instruction and the applicable holders have not yet responded to such request, the Collateral Agent will be authorized to take, but will not be required to take, and will in no event have any liability for taking, any delay in taking or the failure to take, such actions with regard to a default or event of default which the Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the holders of the Pari Passu Obligations and to preserve the value of the Collateral; provided that once instructions from the applicable holders of the Pari Passu Obligations have been received by the Collateral Agent and an indemnity deemed adequate by the Collateral Agent has been provided, the actions of the Collateral Agent will be governed thereby and the Collateral Agent will not take any further action which would be contrary thereto unless such action is contrary to the terms of the Indenture, the Collateral Agreements or applicable law or exposes the Collateral Agent to liability.

        In the event of any determination by a court of competent jurisdiction with respect to any series of Permitted Additional Pari Passu Obligations (other than any Additional Exchange Notes) that (i) such series of Permitted Additional Pari Passu Obligations is unenforceable under applicable law or are subordinated to any other obligations (other than the Exchange Notes or another series of Permitted Additional Pari Passu Obligations), (ii) such series of Permitted Additional Pari Passu Obligations does not have an enforceable security interest in any of the Collateral and/or (iii) any intervening security interest exists securing any other obligations (other than the Exchange Notes or other series of Permitted Additional Pari Passu Obligations) on a basis ranking prior to the security interest of such series of Permitted Additional Pari Passu Obligations but junior to the security interest of the Exchange Notes or other series of Permitted Additional Pari Passu Obligations (any such condition referred to in the foregoing clauses (i), (ii) or (iii) with respect to any series of Permitted Additional Pari Passu

Obligations, an "Impairment" of such series of Permitted Additional Pari Passu Obligations), the results of such Impairment shall be borne solely by the holders of such series of Permitted Additional Pari Passu Obligations, and the rights of the holders of such series of Permitted Additional Pari Passu Obligations (including, without limitation, the right to receive distributions in respect of such series of Permitted Additional Pari Passu Obligations) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of such series of Permitted Additional Pari Passu Obligations subject to such Impairment. Notwithstanding the foregoing, with respect to any Collateral for which a third party (other than a holder of the Exchange Notes or series of Permitted Additional Pari Passu Obligations) has a lien or security interest that is junior in priority to the security interest of the Holders or any series of Permitted Additional Pari Passu Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of the holder of any other series of Permitted Additional Pari Passu Obligations (other than any Additional Exchange Notes) (such third party, an "Intervening Creditor"), the value of any Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or proceeds to be distributed in respect of the series of Permitted Additional Pari Passu Obligations with respect to which such Impairment exists.

Release of Liens

        The Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing Indenture Obligations under any one or more of the following circumstances, and such Liens on such assets shall immediately and automatically, without the need for any further action by any Person, be released, terminated and discharged:

          (1)   in connection with asset dispositions to a Person that is not the Company or a Guarantor permitted or not prohibited under the covenant described below under "—Certain Covenants—Limitation on Asset Sales";

          (2)   if any Guarantor is released from its Guarantee in accordance with the terms of the Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), that Guarantor's assets will also be released from the Liens securing its Guarantee and the other Indenture Obligations; or

          (3)   if required in accordance with the terms of the Intercreditor Agreement or any Collateral Agreement.

        The Liens on the Collateral that secure the Indenture Obligations also will automatically, without the need for any further action by any Person, be released, terminated and discharged:

          (1)   upon legal defeasance or covenant defeasance or satisfaction and discharge of the Indenture as described below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge"; or

          (2)   with the consent of the Holders of the requisite percentage of Exchange Notes in accordance with the provisions described below under the caption "—Modification of the Indenture."

        The Collateral Agreements provide that the Collateral Agent will execute, upon request and at the Company's expense, any documents, instruments, agreements or filings reasonably requested by the Company to evidence the release of the Collateral.

Guarantees

        The full and prompt payment of the Company's payment obligations under the Exchange Notes and the other Indenture Documents will be guaranteed, jointly and severally, by all existing and future, direct and indirect, Domestic Restricted Subsidiaries (other than Discontinued Subsidiaries). Each Guarantor will fully and unconditionally guarantee on a senior secured basis (each a "Guarantee" and, collectively, the "Guarantees"), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's Obligations under the Exchange Notes and the other Indenture Documents, including the payment of principal of, interest on, premium, if any, on and Additional Interest, if any, on the Exchange Notes. The Guarantee of each Guarantor will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law (although certain courts have held that this provision is not enforceable). The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See "—Certain Covenants—Merger, Consolidation and Sale of Assets" and "—Limitation on Asset Sales."

        Notwithstanding the foregoing, a Guarantor will be released from its Guarantee without any action required on the part of the Trustee or any Holder:

          (1)   if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any other Guarantor or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Company otherwise complies, to the extent applicable, with the covenant described below under the caption "—Certain Covenants—Limitation on Asset Sales";

          (2)   if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under the caption "—Certain Covenants—Limitation on Restricted Payments";

          (3)   if the Company exercises its legal defeasance option or its covenant defeasance option as described below under the caption "—Legal Defeasance and Covenant Defeasance"; or

          (4)   upon satisfaction and discharge of the Indenture or payment in full in cash of the principal of, premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Exchange Notes (including Additional Notes, if any) and all other Obligations that are then due and payable.

        At the Company's request and expense, the Trustee will execute and deliver an instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of the Indenture. See "—Modification of the Indenture."

        As of the Issue Date, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances described below under "—Certain Covenants—Limitation on Restricted Payments," the Company will be permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Exchange Notes. In the event of a bankruptcy, liquidation or reorganization of any of these Unrestricted Subsidiaries or any of the Company's existing and future Foreign Restricted Subsidiaries, such Unrestricted Subsidiary or such Foreign Restricted Subsidiary, as the case may be, will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company.

Redemption

        Optional Redemption Prior to May 15, 2016.    At any time on or prior to May 15, 2016, the Exchange Notes may be redeemed or purchased by the Company in whole or in part, at the Company's option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring prior to or on the Redemption Date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date.

        In addition, at one time prior to May 15, 2016, the Company may redeem up to 10% of the original aggregate principal amount of the Exchange Notes issued under the Indenture at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the Notes to the date of redemption.

        For the avoidance of doubt, the Company may redeem Exchange Notes up to the maximum amount allowed pursuant to the immediately preceding paragraph prior to the redemption of any Notes upon payment of the Applicable Premium pursuant to the first paragraph of this section.

        Optional Redemption on or After May 15, 2016.    Except as described above and below, the Exchange Notes are not redeemable before May 15, 2016. Thereafter, the Company may redeem the Exchange Notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 15, of the year set forth below:

Year	Percentage
2016	105.250%
2017	102.625%
2018 and thereafter	100.000%

        In addition, the Company must pay accrued and unpaid interest and Additional Interest, if any, on the Exchange Notes redeemed.

        Optional Redemption Upon Equity Offerings.    At any time, or from time to time, prior to May 15, 2016, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes, if any) originally issued under the Indenture at a redemption price of 107.000% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, thereon, if any, to the date of redemption; provided that:

          (1)   at least 65% of the aggregate principal amount of Notes (including Additional Notes, if any) originally issued under the Indenture remains outstanding immediately after any such redemption; and

          (2)   the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

          (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

          (2)   if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.

        If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes (including Additional Notes, if any) only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

        No Exchange Notes of a principal amount of $2,000 or less shall be redeemed in part and Exchange Notes of a principal amount in excess of $2,000 may be redeemed in part in multiples of $1,000 only.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to the Trustee and each Holder to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made).

        The Company will pay the redemption price for any Exchange Note together with accrued and unpaid interest and Additional Interest thereon through the date of redemption. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes. However, under certain circumstances, the Company may be required to offer to purchase the Exchange Notes as described under the captions "—Repurchase Upon Change of Control" and "—Certain Covenants—Limitation on Asset Sales." The Company may at any time and from time to time purchase Exchange Notes in the open market or otherwise.

Repurchase Upon Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder's Exchange Notes using immediately available funds pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first-class mail, an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Change of Control Offer. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date").

        Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. If only a portion of an Exchange Note is purchased pursuant to a Change of Control Offer, a new Exchange Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Exchange Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

        If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company as described below, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 15 nor more than 30 days' prior notice, given not more than 15 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof on the date of redemption, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Exchange Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Exchange Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing and the terms of the Credit Agreement and/or the Indenture may restrict the ability of the Company to obtain such financing.

        Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or the board of directors of the Company. Consummation of any such Asset Sales in certain circumstances may require redemption or repurchase of the Exchange Notes pursuant to the terms of the Indenture, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

        One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets under certain circumstances. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to repurchase its Exchange Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person or group may be uncertain. As a consequence, in the event Holders elect to require the Company to purchase the Exchange Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase under such circumstances.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or its Restricted Subsidiaries (other than any such Capital Stock held by the Company or any Restricted Subsidiary);

          (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Exchange Notes or a Guarantee; or

          (4)   make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:

            (i)  a Default or an Event of Default shall have occurred and be continuing;

           (ii)  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock"; or

          (iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

            (A)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned from the beginning of the fiscal quarter commencing after Issue Date to the end of the last day of the Company's most recent fiscal quarter ending prior to the date the Restricted Payment occurs for which financial statements are available (the "Reference Date") (treating such period as a single accounting period); plus

            (B)  100% of the aggregate net cash proceeds and the Fair Market Value of property and marketable securities received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (excluding any net proceeds from an Equity Offering to the extent used to redeem Exchange Notes pursuant to the provisions described under "—Redemption—Optional Redemption Upon Equity Offerings"); plus

            (C)  100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus

            (D)  the amount for the period subsequent to the Issue Date and on or prior to the Reference Date equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any of its Restricted Subsidiaries, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary; plus

            (E)  100% of the aggregate net cash proceeds received from the exercise by any holder of a convertible note of the Company that has been converted into Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date.

        In the case of clause (iii)(B) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, shall be excluded until and to the extent such borrowing is repaid.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

          (1)   the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or notice for redemption if such payment would have been permitted on the date of declaration or notice for redemption (assuming, in the case of a redemption payment, the giving of the notice would have been deemed to be a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);

          (2)   the acquisition of any shares of Qualified Capital Stock of the Company, either (i) solely in exchange for other shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

          (3)   the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Exchange Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) within 60 days after such sale of (a) shares of Qualified Capital Stock of the Company or (b) if no Default or Event of Default would exist after giving effect thereto, Refinancing Indebtedness;

          (4)   an Investment either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

          (5)   if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of shares of Capital Stock of the Company from employees, former employees, directors or former directors of the Company (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $5.0 million; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed the net cash proceeds of key man life insurance policies received by the Company after the Issue Date;

          (6)   repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights;

          (7)   payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries;

          (8)   distribution of rights pursuant to a shareholder rights plan of the Company or redemptions of such rights; provided that such redemptions are in accordance with the terms of such shareholder rights plan;

          (9)   any purchase, redemption or acquisition for value of Qualified Capital Stock of the Company in connection with the Company's 401(k) plan or Employee Stock Purchase Plan (as such plans are amended or modified from time to time);

          (10) Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any Person (including in a merger, consolidation, amalgamation or similar transaction);

          (11) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Subsidiary of the Company to the holders of its Capital Stock on a pro rata basis; and

          (12) if no Default shall have occurred and be continuing or would exist after giving effect thereto, other Restricted Payments not to exceed $35.0 million outstanding at any one time in the aggregate.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this "Limitation on Restricted Payments" covenant amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (4)(ii) and (12) shall be included in such calculation.

        For purposes of determining compliance with this covenant if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (12) above or is entitled to be made according to the first paragraph of this covenant the Company may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur," which term shall be deemed to include the entry into a committed revolving credit facility or agreement to increase in the amount of the revolving commitments thereunder, in each case, in an aggregate principal amount equal to the aggregate amount of all revolving commitments thereunder at the time of such entry or increase, as the case may be, and for the avoidance of doubt not the extension or issuance of individual loans or letters of credit thereunder) any Indebtedness (other than Permitted Indebtedness), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness or issue Disqualified Stock and any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness or Disqualified Stock, in each case, if on the date of the incurrence of such Indebtedness or the issuance of such Disqualified Stock, as the case may be, the Consolidated Fixed Charge Coverage Ratio of the Company will be, after giving effect to the incurrence thereof, greater than 2.00 to 1.00.

        (b)   The Company will not, and will not permit any of its Domestic Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Domestic Restricted Subsidiary unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Obligations of the Company or such Domestic Restricted Subsidiary under (a) in the case of the Company, the Exchange Notes and the other Indenture Documents or (b) in the case of such Domestic Restricted Subsidiary, its Guarantee and the other Indenture Documents, in each case, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Domestic Restricted Subsidiary.

        Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

          (2)   at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that (a) the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities or the assumption thereof provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities and (b) the Fair Market Value of any marketable securities received by the Company or any such Restricted Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 60 days after the consummation of such Asset Sale shall be deemed to be cash for purposes of this provision; and

          (3)   the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

            (a)   to the extent the property that is subject to such Asset Sale constitutes Credit Facility Priority Collateral, (i) to repay or prepay Indebtedness and other Obligations under the Credit Agreement and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (ii) to acquire inventory, documents, contracts, or accounts, chattel paper, instruments or contract rights in respect of any service or sales contracts; or

            (b)   to make (or enter into a definitive and binding agreement committing to do so within 180 days after the date that is 360 days following the date of receipt of such Net Cash Proceeds) an investment in property, plant, equipment or other non-current assets that replace the properties and assets that were the subject of such Asset Sale or that will be used or useful in a Permitted Business or the acquisition of all of the Capital Stock of a Person engaged in a Permitted Business; or

            (c)   a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b);

provided that if such Asset Sale is of all or substantially all of the Capital Stock of one or more of the Subsidiaries of the Company and if the Net Cash Proceeds of such Capital Stock are not reinvested in the acquisition of all of the Capital Stock of a Person engaged in a Permitted Business as described in clause (3)(b) above, then the portion of the Net Cash Proceeds attributable to Credit Facility Priority Collateral of such Subsidiaries immediately prior to such sale shall be applied as required by clause (3)(a) above, and the portion of the Net Cash Proceeds attributable to Notes Priority Collateral of such Subsidiaries immediately prior to such sale shall be applied as required by clause (3)(b) above, notwithstanding the fact that such Capital Stock constitutes Notes Priority Collateral.

        Pending the final application of Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) or (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, to all Holders, and, if required by the terms of any Permitted Additional Pari Passu Obligations, to the holders of such Permitted Additional Pari Passu Obligations, to purchase the maximum principal amount of Notes and such Permitted Additional Pari Passu Obligations (ratably) that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase; provided, however, that if (x) at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with clause (3) of the immediately preceding paragraph and this paragraph and (y) any Net Cash Proceeds are not applied by the date provided in any definitive and binding agreement described under clause (3)(b) of the immediately preceding paragraph (as such date may be extended in accordance with the terms of such definitive agreement, but in any event, to a date no later than 180 days following such 361st date), such date (as extended, if applicable) shall immediately be deemed to be a "Net Proceeds Trigger Date" and the aggregate amount of such Net Cash Proceeds not applied in accordance with clause (3)(a), (3)(b) or (3)(c), as applicable, by such date shall immediately be deemed to be the "Net Proceeds Offer Amount," and such aggregate amount shall be subject to a Net Proceeds Offer and such Net Cash Proceeds shall be applied in accordance with this paragraph.

        The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the immediately preceding paragraph). Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero, and for the avoidance of doubt, if the aggregate principal amount of Notes and Permitted Additional Pari Passu Obligations properly tendered in connection with such Net Proceeds Offer was less than the Net Proceeds Offer Amount, any Net Cash Proceeds relating to, and remaining following the completion of, such Net Proceeds Offer shall no longer constitute Net Cash Proceeds for purposes of this covenant. If the aggregate principal amount of Notes or the Permitted Additional Pari Passu Obligations surrendered by such holders thereof exceeds the amount of Net Proceeds Offer Amount, the Company shall select the Notes and such Permitted Additional Pari Passu Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Exchange Notes or such Permitted Additional Pari Passu Obligations tendered.

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "—Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Exchange Notes in whole or in part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered) subject to adjustments so that no Notes in an unauthorized denomination are purchased in part or remain outstanding in part (subject to DTC procedures). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue of such compliance.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

          (1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2)   make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

          (3)   transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

          (a)   applicable law, rule or regulation;

          (b)   the Notes, the Indenture, the Guarantees or the Collateral Agreements;

          (c)   customary non-assignment provisions of any lease of any Restricted Subsidiary of the Company to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (d)   any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (e)   the Credit Agreement (and all replacements or substitutions thereof on terms with respect to such encumbrances or restrictions no more materially adverse to the Holders taken as a whole);

          (f)    agreements existing on the Issue Date to the extent and in the manner such agreements were in effect on such date;

          (g)   restrictions on the transfer of assets subject to any Lien permitted under the Indenture;

          (h)   restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

          (i)    provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

          (j)    restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Indenture; provided that such restrictions relate only to the assets financed with such Indebtedness;

          (k)   restrictions in other Indebtedness incurred in compliance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock"; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clause (b), (e) or (f) above;

          (l)    restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

          (m)  restrictions on the ability of any Foreign Restricted Subsidiary to make dividends or other distributions resulting from the operation of covenants contained in documentation governing Indebtedness of such Subsidiary permitted under the Indenture; or

          (n)   an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e), (f), (j) or (k) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company, taken as a whole, as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e), (f), (j) or (k).

        Limitation on Issuances and Sales of Capital Stock of Subsidiaries.    The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own or hold any Capital Stock of any Restricted Subsidiary of the Company or any Lien or security interest therein (other than as required by applicable law); provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "—Limitation on Restricted Payments" covenant if made on the date of such issuance or sale or (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the "—Limitation on Asset Sales" covenant.

        Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired thereafter, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

        Limitation on Sale and Leaseback Transactions.    The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Restricted Subsidiary may enter into a sale and leaseback transaction if:

          (1)   the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Limitation on Liens"; and

          (2)   the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Limitation on Asset Sales."

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1)   either:

            (a)   the Company shall be the surviving or continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

              (x)   shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

              (y)   shall expressly assume, (i) by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, on all of the Exchange Notes and the performance of every covenant of the Exchange Notes and the Indenture on the part of the Company to be performed or observed thereunder and (ii) by amendment, supplement or other instrument, executed and delivered to the Trustee, all obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

          (2)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall (a) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" covenant or (b) have a Consolidated Fixed Charge Coverage Ratio that is no worse than the Company's Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction and any related financing transaction;

          (3)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4)   the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Exchange Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Company shall be released from their obligations under the Indenture and the Guarantees.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of this covenant and the "—Limitation on Asset Sales" covenant) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than the Company or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2)   such entity assumes (a) by supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee and the Indenture and (b) by amendment, supplement or other instrument executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity; and

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of (i) a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor or (ii) a Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating such Guarantor or the Company in another jurisdiction in the United States or any state thereof or the District of Columbia need only comply with:

          (A)  clause (4) of the first paragraph of this covenant; and

          (B)  (x) in the case of a merger or consolidation involving the Company as described in clause (ii), clause 1(b)(y) of the first paragraph of this covenant and (y) in the case of a merger or consolidation involving the Guarantor as described in clause (ii), clause (2) of the immediately preceding paragraph.

Limitations on Transactions with Affiliates.

        (a)   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

          (x)   Affiliate Transactions permitted under paragraph (b) below, and

          (y)   Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $5.0 million shall be approved by a majority of the members of the Board of Directors of the

Company (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions and the Company shall deliver an Officers' Certificate to the Trustee certifying that such transactions are in compliance with clause (a)(y) of the preceding paragraph. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $10.0 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and deliver the same to the Trustee.

        (b)   The restrictions set forth in paragraph (a) of this covenant shall not apply to:

          (1)   reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

          (2)   transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

          (3)   any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the Holders, taken as a whole, in any material respect than the original agreement as in effect on such date;

          (4)   Restricted Payments permitted by the Indenture and Permitted Investments described in clause (10) of the definition thereof;

          (5)   any merger or other transaction with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction or creating a holding company of the Company; and

          (6)   any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

        Additional Subsidiary Guarantees.    If (a) the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date (other than a Discontinued Subsidiary) or (b) if any Domestic Restricted Subsidiary that was a Discontinued Subsidiary is no longer a Discontinued Subsidiary, then the Company shall cause such Domestic Restricted Subsidiary to:

          (1)   execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company's obligations under the Exchange Notes and the Indenture on the terms set forth in the Indenture;

          (2)   take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Holders a perfected security interest in the assets of such new Domestic Restricted Subsidiary of the type that would constitute Collateral (which for the avoidance of doubt shall not include any Excluded Assets), subject to the Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law;

          (3)   take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

          (4)   deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Domestic Restricted Subsidiary as provided for in the Indenture.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

        Real Estate Mortgages and Filings.    With respect to any fee interest in any real property (individually and collectively, the "Premises") (a) owned by the Company or any of the Guarantors on the Issue Date with a fair market value in excess of $3.0 million or (b) acquired by the Company or the Guarantors thereafter with a purchase price of greater than $3.0 million (the "Mortgaged Property"), the Company shall use commercially reasonable efforts to deliver to the Collateral Agent each of the following items, (x) in the case of clause (a) above, within 90 days of the Issue Date and (y) in the case of clause (b) above, within 90 days of the acquisition thereof:

          (1)   fully executed counterparts of Mortgages, each dated within 90 days after the Issue Date or the date of acquisition of such property, as the case may be, duly executed by the Company or the applicable Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

          (2)   mortgagee's title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee, the Holders and the holders of any Permitted Additional Pari Passu Obligations in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and shall be accompanied by evidence of the payment in full of all premiums thereon;

          (3)   the most recent survey of such Premises, together with either (i) an updated survey certification from the applicable title insurance company in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Company and the Guarantors stating that there has been no change, other than, in each case, changes that do not materially adversely affect the use by the Company or Guarantor, as applicable, of such Premises for the Company or such Guarantor's business as so conducted, or intended to be conducted, at such Premises; and

          (4)   such further information, opinions, certificates and documents evidencing or relating to the Mortgaged Property or required to effect the foregoing including, without limitation, any information, certificates, opinions and documents substantially similar in form and substance to those delivered to the Administrative Agent under the Credit Agreement in connection with such Mortgaged Property.

        Conduct of Business.    The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than Permitted Businesses.

        Reports to Holders.    The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Exchange Notes are outstanding, the Company will furnish to the Trustee and to the Holders:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports,

in each case, within the time periods required for filing such forms and reports as specified in the SEC's rules and regulations (and, during any period in which the Company is not required to file reports with the SEC, within the time periods specified in the SEC's rules and regulations applicable to a "non-accelerated filer"). To the extent the Company is not required to file reports with the SEC, it will make the information publicly available (including via a non-password protected website). Whether the Company files such reports with the SEC or posts its reports on its website, the public posting of such reports shall satisfy any requirement hereunder to deliver such reports to Holders.

        Notwithstanding the foregoing, the Company may satisfy such requirements, whether or not required by the rules and regulations of the SEC, by filing all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing). During any period in which the Company is not required to file reports with the SEC, the Company shall make such information publicly available within the time periods specified in the SEC's rules and regulations applicable to a "non-accelerated filer." In addition, the Company has agreed that, prior to the consummation of the Exchange Offer, for so long as any Exchange Notes remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

        Payments for Consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or any of the Collateral Agreements unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company or of any Subsidiary of the Company, as such, shall have any liability for any obligations of the Company or the Guarantors under the Exchange Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Exchange Note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

          (1)   the failure to pay interest or Additional Interest, if any, on any Exchange Notes when the same becomes due and payable and the default continues for a period of 30 consecutive days;

          (2)   the failure to pay the principal of or premium, if any, on any Exchange Notes, when such principal or premium becomes due and payable, at maturity, upon optional redemption, upon required offer to purchase (including a default in payment resulting from the failure to make a required offer to purchase), upon acceleration or otherwise;

          (3)   a default in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest or and Additional Interest, if any, on any Exchange Note) or any Collateral Agreement which default continues for a period of 30 consecutive days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including Additional Notes, if any) (except in the case of a default with respect to the "—Certain Covenants—Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 consecutive days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 30 consecutive day period described above has elapsed), aggregates $20.0 million or more at any time;

          (5)   one or more judgments in an aggregate amount in excess of $20.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third-party insurer has not disclaimed coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 consecutive days after such judgment or judgments become final and non-appealable;

          (6)   the Company, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (A) commences a voluntary case or proceeding under the Bankruptcy Code or other applicable bankruptcy law with respect to itself, (B) consents to the entry of an order for relief against it in an involuntary case under the Bankruptcy Code or other applicable bankruptcy law, (C) consents to the appointment of a custodian of it or for substantially all of its property, (D) makes a general assignment for the benefit of its creditors; or (E) takes any corporate action to authorize or effect any of the foregoing;

          (7)   a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding under the Bankruptcy Code or other applicable bankruptcy law, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company, such Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, (B) appoint a Custodian of the Company, such Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for substantially all of its property or (C) order the winding up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of sixty (60) days;

          (8)   the Company or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement;

          (9)   any Guarantee of a Significant Subsidiary or any group of Domestic Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary or any group of Domestic Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary is declared by a court of competent jurisdiction to be null and void and unenforceable or any Guarantee of a Significant Subsidiary or any group of Domestic Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary is found by a court of competent jurisdiction to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture); or

          (10) (i) any lien or security interest created by any Collateral Agreement ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Agreements) or (ii) the breach or repudiation by the Company or any of its Restricted Subsidiaries of any of their obligations under any Collateral Agreement (other than by reason of a release of such obligation or Lien related thereto in accordance with the terms of the Indenture or such Collateral Agreement); provided that, in the case of clauses (i) and (ii), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $10.0 million not being subject to a valid, perfected security interest in favor of the Collateral Agent (to the extent required under the Collateral Agreements). For the avoidance of doubt, this clause (10) does not limit or otherwise alter in any manner the remedies available to Holders in clauses (1) through (9) above.

        If an Event of Default (other than an Event of Default specified in clause (6) or (7) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes (including Additional Notes, if any) may declare the principal of and premium, if any, accrued interest and Additional Interest, if any, on all the Exchange Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (6) or (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Exchange Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the Exchange Notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the Notes (including Additional Notes, if any) may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, and Additional Interest, if any, which has become due otherwise than by such declaration of acceleration, has been paid or deposited with the Trustee for payment therefor without any restriction on or condition to the application by the Trustee towards such payment;

          (4)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and its advances; and

          (5)   in the event of the cure or waiver of an Event of Default described in clause (6) or (7) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes (including Additional Notes, if any) may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, interest or Additional Interest, if any, on any Notes.

        Holders may not enforce the Indenture or the Exchange Notes except as provided in the Indenture and under the TIA. The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee an indemnity or security satisfactory to the Trustee. Subject to the provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Exchange Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        No past, present or future director, officer, employee, incorporator, or stockholder of the Company or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Exchange Notes, the Guarantees or the Indenture or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes.

        Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any Officer obtaining knowledge of any Default or Event of Default (provided that such Officers' Certificate shall be provided at least annually whether or not such Officers know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Exchange Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Exchange Notes, except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on the Exchange Notes when such payments are due;

          (2)   the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Interest, if any, on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the Issue Date, there has been a change in the applicable federal income tax law, in either case stating that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States stating that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" as a result of the borrowing of funds required to effect such deposit) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6)   the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

          (7)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

          (8)   the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exclusions) stating that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940.

Satisfaction and Discharge

        The Indenture (and all Liens on Collateral in connection with the issuance of the Notes) will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Exchange Notes when:

          (1)   either:

            (a)   all the Exchange Notes theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Notes which have been replaced or paid and Exchange Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all Exchange Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Exchange Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest and Additional Interest, if any, on the Exchange Notes to the date of such stated maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Company has paid all other sums payable under the Indenture and the Collateral Agreements by the Company; and

          (3)   the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors, the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement, the Collateral Agent, without the consent of the Holders, may amend, modify or supplement the Indenture, the Exchange Notes, the Guarantees and the Collateral Agreements:

          (1)   to cure any ambiguity, defect or inconsistency contained therein;

          (2)   to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes;

          (3)   to provide for the assumption of the Company's or a Guarantor's obligations to Holders in accordance with the covenant described under "—Certain Covenants—Merger, Consolidation and Sale of Assets";

          (4)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, the Exchange Notes, the Guarantees or the Collateral Agreements;

          (5)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

          (6)   to allow any Subsidiary or any other Person to guarantee the Exchange Notes;

          (7)   to release a Guarantor as permitted by the Indenture and the relevant Guarantee;

          (8)   if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Collateral Agreements;

          (9)   to conform the text of the Indenture, the Exchange Notes, or the Guarantees to any provision of this Description of the Exchange Notes to the extent that such provision in this Description of the Exchange Notes was intended to be a verbatim recitation of a provision of the Indenture, the Exchange Notes, or the Guarantees, which intent may be evidenced by an Officer's Certificate to that effect;

          (10) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or

          (11) to enter into or amend the Intercreditor Agreement and/or Collateral Agreements (or supplement the Intercreditor Agreement and/or Collateral Agreements) under circumstances provided therein including (x) if the Company incurs Permitted Additional Pari Passu Obligations and (y) in connection with the refinancing of the Credit Agreement and to secure any Permitted Additional Pari Passu Obligations under the Collateral Agreement, and to appropriately include any of the foregoing in the Intercreditor Agreement and Collateral Agreements,

so long as such amendment, modification or supplement does not, adversely affect the rights of any of the Holders in any material respect. Other amendments of, modifications to and supplements to the Indenture, the Exchange Notes, the Guarantees and the Collateral Agreements may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture (which includes Additional Notes, if any), except that,

          (a)   without the consent of each Holder affected thereby, no amendment may:

            (1)   reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Exchange Notes;

            (2)   reduce the rate of or change or have the effect of changing the time for payment of interest (including defaulted interest but excluding Additional Interest) on any Exchange Notes;

            (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any Exchange Notes, or change the date on which any Exchange Notes may be subject to redemption or reduce the redemption price therefor;

            (4)   make any Exchange Notes payable in money other than that stated in the Exchange Notes;

            (5)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, interest and Additional Interest, if any, on such Exchange Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Exchange Notes (which includes Additional Exchange Notes, if any) to waive Defaults or Events of Default;

            (6)   amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, modify any of the provisions or definitions with respect thereto;

            (7)   subordinate the Exchange Notes in right of payment to any other Indebtedness of the Company or any Guarantor;

            (8)   release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

          (b)   without the consent of the Holders of at least 66 2/3% in principal amount of the then outstanding Notes issued under the Indenture (including Additional Notes, if any), release all or substantially all of the Collateral otherwise than in accordance with the terms of the Indenture and the Collateral Agreements.

        Notwithstanding the foregoing, the Trustee and the Collateral Agent will not be required to enter into any amendment that affects the Trustee's or Collateral Agent's rights and obligations under the Indenture and Collateral Agreements.

Governing Law

        The Indenture provides that it, the Exchange Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law, of another jurisdiction would be required thereby.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or in the case of any Indebtedness assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

        "Additional Interest" has the meaning set forth in the Registration Rights Agreement.

        "Administrative Agent" has the meaning set forth in the definition of the term "Credit Agreement."

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of

          (1)   the redemption price of such Note on May 15, 2016 (such redemption price being that described in the first paragraph of "—Redemption—Optional Redemption on or After May 15, 2016") plus

          (2)   all required remaining scheduled interest payments due on such Exchange Notes through May 15, 2016, with such present value being computed for purposes of both clauses (1) and (2) using a discount rate equal to the Treasury Rate plus 50 basis points over

(B) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate.

        "Asset Acquisition" means:

          (1)   an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

          (2)   the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien permitted in accordance with the Indenture) for value by (x) the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Guarantor or (y) a Foreign Restricted Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary of the Company of:

          (1)   any Capital Stock of any Restricted Subsidiary of the Company; or

          (2)   any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales shall not include:

          (a)   a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

          (b)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "—Certain Covenants—Merger, Consolidation and Sale of Assets";

          (c)   any Restricted Payment permitted under "—Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment;

          (d)   the sale of Cash Equivalents;

          (e)   the sale or other disposition of used, worn out, obsolete or surplus equipment or damaged equipment the repair of which in the good faith determination of the Company is non-economical;

          (f)    a disposition by a Subsidiary to the Company or by the Company or a Subsidiary of the Company to a Wholly Owned Restricted Subsidiary;

          (g)   the non-exclusive license or sublicense of intellectual property or other intangibles;

          (h)   dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

          (i)    the unwinding of any Commodity Agreement or Credit Facility Hedging Obligations (including sales under forward contracts);

          (j)    any dispositions to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements;

          (k)   the lease or sublease of office space; and

          (l)    to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property for use in any Permitted Business.

        "Attributable Debt" in respect of a sale and leaseback transaction occurring on or after the date of the Indenture means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended); provided, however, if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capitalized Lease Obligation.

        "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§ 101 et seq.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have meanings correlative to the foregoing.

        "Board of Directors" means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capital Stock" means:

          (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

          (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

          (3)   any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

        "Capitalized Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6)   investments in money market funds which invest exclusively in assets satisfying the requirements of clauses (1) through (5) above.

        "Cash Management Obligations" means, with respect to any Person, all obligations (including fees, expenses and overdrafts and related liabilities) of such Person to any other Person that arise from credit cards, stored value cards, credit card processing services, debit cards, purchase cards (including so called "procurement cards" or "P-cards"), treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

        "Change of Control" means the occurrence of one or more of the following events:

          (1)   any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) of related Persons (a "Group");

          (2)   the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation, winding up or dissolution of the Company;

          (3)   any Person or Group is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 50% of the total voting power of the Voting Stock of the Company; or

          (4)   individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

        "Collateral" means all of the assets of the Company or any Guarantor, whether now owned or hereafter existing and whether real, personal or mixed, which secures the Indenture Obligations and any Permitted Additional Pari Passu Obligations.

        "Collateral Agreements" means, collectively, the Intercreditor Agreement, the Security Agreement and each Mortgage, in each case, as the same may be in force from time to time.

        "Commodity Agreement" means any hedging agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in commodity prices.

        "Common Collateral" means all of the assets of the Company or any Guarantor, whether now owned or hereafter existing and whether real, personal or mixed, with respect to which a Lien is granted or held as security for both the Credit Facility Claims and the Pari Passu Obligations.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued thereafter, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the excess of:

          (x)   the sum (without duplication) of:

            (1)   Consolidated Net Income; and

            (2)   to the extent Consolidated Net Income has been reduced thereby:

              (a)   all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

              (b)   Consolidated Interest Expense, and interest attributable to write-offs of deferred financing costs;

              (c)   Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period; and

              (d)   all consolidated non-recurring losses for such period; over

          (y)   to the extent Consolidated Net Income has been increased thereby, all consolidated non-recurring gains for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the "Four Quarter Period") most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period.

        In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

          (2)   regardless of whether any revolving credit facility was actually fully drawn during such period, the Consolidated Fixed Charges relating to such revolving credit facility shall be calculated as if loans had been outstanding thereunder in an aggregate principal amount equal to the revolving commitments thereunder, as increased (if applicable), for such entire period (regardless of any limitation imposed thereunder in the making of any such loans, including as a result of any "borrowing base" limitation); and

          (3)   any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of "Consolidated Net Income." If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at the average rate per annum on such Indebtedness during the period of four fiscal quarters (or if less, such period of time that it was outstanding and) ending on or most recently ended prior to the Transaction

  Date; provided that interest on any Indebtedness actually incurred on the Transaction Date or not outstanding on the last date of such Four Quarter Period, shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

          (2)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs); plus

          (2)   the product of (x) the amount of all dividend payments on any Disqualified Capital Stock of such Person and any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees).

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

          (1)   after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2)   after-tax items classified as extraordinary gains or losses;

          (3)   the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (4)   the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Subsidiary of the referent Person by such Person;

          (5)   any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

          (6)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (7)   all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

          (8)   the cumulative effect of a change in accounting principles;

          (9)   interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity";

          (10) non-cash charges resulting from the impairment of intangible assets;

          (11) non-cash charges resulting from the amortization of intangible assets;

          (12) non-cash charges resulting from the amortization of deferred financing costs and expenses;

          (13) any non-cash compensation or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards;

          (14) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (15) any fees, expenses and other costs incurred or paid in connection with the offering of the Exchange Notes, the Credit Agreement, the redemption of the Existing Notes, and the transactions contemplated hereby and thereby; and

          (16) any expenses or charges related to any Equity Offering, Asset Sale, merger, amalgamation, consolidation, arrangement, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful).

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Consolidated Secured Leverage Ratio" means, with respect to any Person, the ratio of (1) the aggregate amount of Secured Debt of such Person and its Restricted Subsidiaries as of the Transaction Date (determined on a consolidated basis in accordance with GAAP) less unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries to (2) Consolidated EBITDA for the Four-Quarter Period. The Consolidated Secured Leverage Ratio shall be calculated in a manner consistent with the pro forma provisions (to the extent applicable) of the definition of "Consolidated Fixed Charge Coverage Ratio."

        "Credit Agreement" means the Credit and Security Agreement dated as of the Issue Date, by and among the Company, the lenders party thereto (together with their successors and assigns, the "Lenders") and SunTrust Bank, as administrative agent and collateral agent (in such capacity, together with its successors and assigns, the "Administrative Agent"), setting forth the terms and conditions of the senior credit facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, restated, supplemented or otherwise modified from time to time, including pursuant to one or more agreements evidencing revolving credit facilities, commercial paper facilities, term loan facilities, receivables financings and/or notes or bond financings, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time that extend the maturity of, refinance, replace or otherwise restructure (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted to be incurred pursuant to (a) clause (2) of the definition of the term "Permitted Indebtedness" and/or (b) (i) the Consolidated Fixed Charge Coverage Ratio test under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and/or (ii) clause (15) of the definition of the term "Permitted Indebtedness" that, in the case of each of such clauses (i) and (ii), is secured by a Permitted Lien described in clause (18) or (22) of the definition thereof and that is subject to the Intercreditor Agreement) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Credit Facility Cash Management Obligations" means any Cash Management Obligations secured by any collateral under the Credit Facility Collateral Documents pursuant to a Permitted Lien described in clause (23) of the definition thereof.

        "Credit Facility Claims" means (a) Indebtedness under the Credit Agreement (including Protective Advance Obligations), (b) the Credit Facility Cash Management Obligations and the Credit Facility Hedging Obligations, and (c) all other Obligations of the Company and the Guarantors under the documents relating to Indebtedness described in clauses (a) and (b) above; provided that, notwithstanding the foregoing, the aggregate principal amount of all such Indebtedness (excluding Credit Facility Hedging Obligations and Credit Facility Cash Management Obligations but including the principal amount of all Protective Advance Obligations) that exceeds the Maximum Credit Facility Principal Amount on the date such Indebtedness is incurred or, with respect to any such Indebtedness incurred under a revolving facility, on the date the commitment under such revolving facility is initially put in place (and any interest thereon) shall not constitute Credit Facility Claims (all such excess principal and interest thereon are referred to herein as "Excess Credit Facility Claims").

        "Credit Facility Claim Holder" means each holder of a Credit Facility Claim under the Credit Facility Documents.

        "Credit Facility Collateral Documents" has the meaning ascribed thereto in the Intercreditor Agreement.

        "Credit Facility Documents" means the Credit Agreement, any other agreement, document or instrument pursuant to which a Lien is granted securing any Credit Facility Claims or under which rights or remedies with respect to such Liens are governed, and each of the other agreements, documents and instruments (including each agreement, document or instrument providing for or evidencing a Credit Facility Hedging Obligation or Credit Facility Cash Management Obligation) providing for or evidencing any Obligation under the Credit Agreement or any other Credit Facility Claim, and any other related document or instrument executed or delivered pursuant to any Credit Facility Document at any time or otherwise evidencing any Credit Facility Claims.

        "Credit Facility Hedging Obligations" means, collectively, any Interest Swap Obligations that are permitted to be incurred under clause (4) of the definition of the term "Permitted Indebtedness," Indebtedness under Currency Agreements that are permitted to be incurred under clause (5) of the definition of the term "Permitted Indebtedness" and Indebtedness under Commodity Agreements that are permitted to be incurred under clause (14) of the definition of the term "Permitted Indebtedness," in each case, that are secured by any Credit Facility Priority Collateral under the Credit Facility Collateral Documents pursuant to Liens subject to the Intercreditor Agreement.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Discharge of Credit Facility Claims" means the payment in full in cash of (a) the principal of and interest (including interest accruing on or after the commencement of an insolvency or liquidation proceeding, whether or not such interest would be allowed in such proceeding) and premium, if any, on all Indebtedness (including, without limitation, Credit Facility Hedging Obligations and Credit Facility Cash Management Obligations) outstanding under the Credit Agreement and related documents or, with respect to letters of credit outstanding thereunder, delivery of cash collateral (in an amount of no less than 105% of the undrawn, or drawn and unreimbursed, amount thereof) or backstop letters of credit in respect thereof in compliance with the Credit Facility and related documents, in each case after or concurrently with termination of all commitments to extend credit thereunder, and (b) any other Credit Facility Claims that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid.

        "Discharge of Pari Passu Obligations" means the earliest to occur of: (A) the payment in full in cash of (a) the principal of and interest (including interest accruing on or after the commencement of an insolvency or liquidation proceeding, whether or not such interest would be allowed in such proceeding) and premium, if any, on all Indebtedness outstanding under the Permitted Additional Pari Passu Documents, and (b) any other Pari Passu Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; (B) with respect to Obligations under the Exchange Notes, the Company's exercise of its legal defeasance option or covenant defeasance option as described in and in accordance with Section 8.01 (Legal Defeasance and Discharge) of the Indenture, and, with respect to any Permitted Additional Pari Passu Obligations, pursuant to any comparable provision in any Permitted Additional Pari Passu Obligations Document; and (C) with respect to Obligations under the Exchange Notes, the satisfaction and discharge of the Indenture in accordance with Section 8.02 (Satisfaction and Discharge) thereto, and, with respect to any Permitted Additional Pari Passu Obligations pursuant to any comparable provision in any Permitted Additional Pari Passu Obligations Document.

        "Discontinued Subsidiaries" means Restricted Subsidiaries of the Company that have been classified as "discontinued operations" in Note 9 to the Company's audited consolidated financial statements for the fiscal year ended December 29, 2013.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Exchange Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

        "Domestic Restricted Subsidiary" means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

        "Domestic Subsidiary" means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

        "Equity Offering" means an underwritten public offering of Common Stock of the Company or any holding company of the Company pursuant to a registration statement filed with the SEC (other than on Form S-8) or any private placement of Common Stock of the Company or any holding company of the Company to any Person other than issuances upon exercise of options by employees of any holding company, the Company or any of the Restricted Subsidiaries.

        "Excess Pari Passu Obligations" means any principal amounts outstanding on the Exchange Notes (including Additional Notes, if any) and Permitted Additional Pari Passu Obligations in excess of the Maximum Pari Passu Principal Amount and interest thereon.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Exchange Offer" means an exchange offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Unregistered Notes a like aggregate principal amount of Exchange Notes having substantially identical terms to the Exchange Notes registered under the Securities Act.

        "Existing Notes" means the Company's 10% Senior Secured Notes due 2017.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee; provided that with respect to any price less than $5.0 million only the good faith determination by the Company's senior management shall be required.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

        "Foreign Subsidiary" means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

        "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

        "Guarantor" means (1) each of the Company's Domestic Restricted Subsidiaries existing on the Issue Date, and (2) each of the Company's Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Holder" means the Person in whose name a Note is registered on the registrar's books.

        "Indebtedness" means with respect to any Person, without duplication:

          (1)   all Obligations of such Person for borrowed money;

          (2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such Person;

          (4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, including holdbacks, earn-outs, or similar obligations, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs consistent with the Company's past practice);

          (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, whether or not then due;

          (6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

          (8)   all Interest Swap Obligations and all Obligations under Currency Agreements of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Indenture Documents" means the Exchange Notes, the Indenture, the Guarantees and the Collateral Agreements.

        "Indenture Obligations" means all Obligations of the Company and the Guarantors under the Indenture Documents. Indenture Obligations shall include all interest, fees and other amounts accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest, fees and other amounts is allowed as a claim in such insolvency or liquidation proceeding.

        "Independent Financial Advisor" means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Intercreditor Agreement" means the Intercreditor Agreement among the Administrative Agent, the Collateral Agent, the Company and the Guarantors, dated as of the Issue Date, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances or extensions of trade credit to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

          (1)   "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        "Issue Date" means the date of original issuance of the Unregistered Notes offered pursuant to the Indenture.

        "Lenders" has the meaning set forth in the definition of the term "Credit Agreement."

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Maximum Credit Facility Principal Amount" means the sum of (i) the maximum aggregate principal amount of Indebtedness that is permitted to be incurred by the Company and its Subsidiaries pursuant to clause (2) of the definition of the term "Permitted Indebtedness"; plus (ii) the maximum aggregate principal amount of Indebtedness that is permitted to be incurred by the Company and its Subsidiaries pursuant to clause (15) of the definition of the term "Permitted Indebtedness"; plus (iii) the maximum aggregate principal amount of Indebtedness that is permitted to be incurred by the

Company and its Subsidiaries pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock"; provided that, in the case of each of clauses (ii) and (iii), such Indebtedness is permitted to be secured by a Lien permitted pursuant to clause (22) of the definition of the term "Permitted Lien."

        "Maximum Pari Passu Principal Amount" means the sum of (i) the maximum aggregate principal amount of Indebtedness that is permitted to be incurred by the Company and the Guarantors pursuant to clause (1) of the definition of the term "Permitted Indebtedness"; plus (ii) the maximum aggregate principal amount of Indebtedness that is permitted to be incurred by the Company and the Guarantors pursuant to clause (15) of the definition of the term "Permitted Indebtedness"; plus (iii) the maximum aggregate principal amount of Indebtedness that is permitted to be incurred by the Company and the Guarantors pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock"; provided that, in the case of each of clauses (i), (ii) and (iii), such Indebtedness is permitted to be secured by a Lien permitted pursuant to clause (25) of the definition of the term "Permitted Lien."

        "Mortgages" means the mortgages, deeds of trust, deeds to secure indebtedness or other similar documents creating Liens securing the Indenture Obligations and any Permitted Additional Pari Passu Obligations on the Premises as well as on the other Collateral encumbered by and described in the mortgages, deeds of trust, deeds to secure indebtedness or other similar documents.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1)   reasonable out-of-pocket costs, commissions, expenses and fees incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2)   all taxes and other costs and expenses actually paid or estimated in good faith by the Company or such Restricted Subsidiary, as the case may be, to be payable in cash in connection with such Asset Sale;

          (3)   repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

          (4)   appropriate amounts to be provided by the Company or such Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

        "Obligations" means all obligations for principal, premium, interest, Additional Interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion of counsel who may be an employee of or counsel to the Company or any of its Subsidiaries, or other counsel who is reasonably acceptable to the Trustee.

        "Pari Passu Obligations" means the Indenture Obligations and any Permitted Additional Pari Passu Obligations.

        "Permitted Additional Pari Passu Document" means any document or instrument executed and delivered with respect to any Permitted Additional Pari Passu Obligations.

        "Permitted Additional Pari Passu Obligations" means obligations under any Additional Notes or other Indebtedness secured by liens pari passu with the Exchange Notes on the Collateral in compliance with clause (25) under the definition of "Permitted Liens"; provided that (i) the representative of such Permitted Additional Pari Passu Obligations executes a joinder agreement to the Security Agreement in the form attached thereto agreeing to be bound thereby and by the Intercreditor Agreement and (ii) the Company has designated such Debt as "Permitted Additional Pari Passu Obligations" under the Security Agreement.

        "Permitted Business" means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)   Indebtedness under the Exchange Notes issued in this Exchange Offer and related Guarantees (other than Additional Notes);

          (2)   Indebtedness incurred pursuant to any Credit Agreement in an aggregate principal amount at any time outstanding not to the exceed the greater of (a) $135.0 million and (b) the sum of 85% of the net book value of accounts receivable of the Company and 50% of net book value of the inventory of the Company and its Restricted Subsidiaries, in each case, calculated substantially consistent with such calculation under the Credit Agreement on the Issue Date less, in each case, the aggregate amount of all Net Cash Proceeds of Asset Sales applied to permanently repay the principal amount of any such Indebtedness and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto pursuant to clause (3)(a) of "—Certain Covenants—Limitation on Asset Sales";

          (3)   other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

          (4)   Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

          (5)   Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness of the Company or any Restricted Subsidiary of the Company, such Currency Agreements do not increase the Indebtedness of the Company or such Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6)   intercompany Indebtedness of the Company or any Restricted Subsidiary for so long as such Indebtedness is held by the Company or any Restricted Subsidiary; provided that (a) if owing by the Company or any Guarantor, such Indebtedness shall be unsecured and contractually subordinated in all respects (other than with respect to the maturity thereof) to the Obligations of the Company under the Exchange Notes and the other Indenture Documents or such Guarantor under its Guarantee and the other Indenture Documents, as the case may be, and (b) if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (17), (18) or (20) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not permitted under this clause (6) by the issuer of such Indebtedness;

          (7)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of such incurrence;

          (8)   Indebtedness of the Company or any of its Restricted Subsidiaries in respect of or represented by letters of credit issued for the account of the Company or such Restricted Subsidiary, as the case may be, that are issued in support of, or to provide security for, (a) trade obligations or (b) any other liabilities (including workers' compensation claims and payment obligations in connection with self-insurance or similar requirements but excluding any liabilities in respect of borrowed money or any other Indebtedness), in each case, in the ordinary course of business;

          (9)   obligations of the Company or any of its Restricted Subsidiaries in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any such Restricted Subsidiary in the ordinary course of business;

          (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness (including Capitalized Lease Obligations or Purchase Money Indebtedness arising in connection with a sale and leaseback transaction) of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $25.0 million at any time outstanding;

          (11) Refinancing Indebtedness;

          (12) Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

          (13) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

          (14) Indebtedness under Commodity Agreements; provided that such Commodity Agreements are entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses, not for speculative purposes and otherwise in compliance with the Indenture; and

          (15) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any time outstanding.

For purposes of determining compliance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company will be permitted, in its sole discretion, to classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant; provided that Permitted Indebtedness under the Credit Agreement outstanding on the Issue Date will initially be deemed to have been incurred on such date under clause (2) above. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" covenant.

        "Permitted Investments" means:

          (1)   Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate with or into the Company or a Restricted Subsidiary, or that transfers or conveys all or substantially all of its assets to the Company or a Restricted Subsidiary;

          (2)   Investments in the Company by any Restricted Subsidiary of the Company;

          (3)   Investments in any Foreign Restricted Subsidiary by any other Foreign Restricted Subsidiary;

          (4)   Investments in cash and Cash Equivalents;

          (5)   Commodity Agreements, Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses, not for speculative purposes and otherwise in compliance with the Indenture;

          (6)   Investments in the Exchange Notes (including Additional Notes, if any);

          (7)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

          (8)   Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "—Certain Covenants—Limitation on Asset Sales" covenant;

          (9)   Investments in existence on the Issue Date;

          (10) loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

          (11) advances and extensions of trade credit to suppliers and customers in the ordinary course of business that are recorded as accounts receivable; and

          (12) additional Investments in an aggregate amount not to exceed $15.0 million at any time outstanding.

        "Permitted Liens" means the following types of Liens:

          (1)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4)   any judgment Lien not giving rise to an Event of Default;

          (5)   easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (6)   any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (10) of the definition of "Permitted Indebtedness"; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (7)   Liens securing Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of "Permitted Indebtedness"; provided, however, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of the Company or any Restricted Subsidiary of the Company other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

          (8)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness under Currency Agreements and Commodity Agreements that are permitted under the Indenture;

          (13) Liens securing Acquired Indebtedness incurred in accordance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" covenant; provided that:

            (a)   such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

            (b)   such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (14) Liens arising from precautionary Uniform Commercial Code filings regarding operating leases or consigned products or consigned merchandise to the extent such Liens only relate to the assets, property, products or merchandise that are the subject of such lease or consignment, as the case may be;

          (15) any interest or title of a lessor or sublessor under any operating lease;

          (16) Liens existing as of the Issue Date and securing Permitted Indebtedness described in clause (3) of the definition thereof to the extent and in the manner such Liens are in effect on such date;

          (17) Liens securing the Exchange Notes (other than any Additional Notes) and all other monetary obligations under the Indenture, the Guarantees and the other Indenture Documents;

          (18) Liens to secure Permitted Indebtedness described in clause (2) of the definition thereof; provided that such Liens are subject to the Intercreditor Agreement;

          (19) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Permitted Lien and which has been incurred in accordance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

          (20) Liens securing Indebtedness of Foreign Restricted Subsidiaries to the extent such Indebtedness is permitted under the covenant described above under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock"; provided that no asset of the Company or any Guarantor shall be subject to any such Lien;

          (21) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to Obligations in an aggregate principal amount that does not exceed $10.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;

          (22) Liens securing Indebtedness incurred pursuant to (a) the Consolidated Fixed Charge Coverage Ratio test under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" or (b) clause (15) of the definition of the term "Permitted Indebtedness"; provided that the aggregate principal amount of all such secured Indebtedness outstanding at the time of the most recent incurrence of any such Indebtedness shall not exceed $25.0 million; provided that the Liens under this clause (22) are subject to the provisions of the Intercreditor Agreement;

          (23) Liens securing Credit Facility Cash Management Obligations; provided that such Liens are subject to the Intercreditor Agreement;

          (24) Liens in favor of the Company or any of its Restricted Subsidiaries;

          (25) Liens securing any Permitted Additional Pari Passu Obligations (including any Additional Notes) in an amount such that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 5.50 to 1.00; provided that Liens under this clause (25) are subject to the provisions of the Intercreditor Agreement; and

          (26) Liens pursuant to the terms and conditions of any contracts between the Company or any Restricted Subsidiary and the U.S. government.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Pro Forma Consolidated EBITDA" means, with respect to any Person, the Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the "Four Quarter Period") most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate Pro Forma Consolidated EBITDA for which financial statements are available (the "Transaction Date") of such Person for the Four Quarter Period; provided, however, that such Consolidated EBITDA shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of "Consolidated Net Income." If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        "Protective Advance Obligations" means all obligations of the Company and Guarantors with respect to the repayment of protective advances and expenses incurred by the Administrative Agent and the Lenders to maintain, protect or preserve the Common Collateral or the rights of the Administrative Agent and the Lenders under the Credit Agreement and related documents and to enhance the likelihood of, or to maximize the amount of, repayment of the Credit Facility Claims or Indenture Obligations.

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred (including pursuant to a sale and leaseback transaction) for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" covenant (other than pursuant to Permitted Indebtedness) or clauses (1), (3) or (11) of the definition of "Permitted Indebtedness," in each case that does not:

          (1)   have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

          (2)   create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

          (3)   affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness);

          (4)   if such Indebtedness being Refinanced is subordinate or junior by its terms to the Exchange Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Exchange Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced; and

          (5)   shall not include (a) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Company or a Restricted Subsidiary that is a Guarantor, or (b) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, between the Company, the Guarantors and the initial purchasers, as the same may be amended or modified from time to time in accordance with the terms thereof.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission or any successor agency thereto.

        "Secured Debt" means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Security Agreement" means the Security Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

        "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

        "Subsidiary" with respect to any Person, means:

          (1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) (or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity) that has become publicly available at least two business days prior to such Redemption Date (or, if such Statistical Release (or any successor release) is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to May 15, 2016; provided, however, that if the period from such Redemption Date to May 15, 2016 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to May 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Unrestricted Subsidiary" of any Person means:

          (1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

          (1)   the Company certifies to the Trustee that such designation complies with the "—Certain Covenants—Limitation on Restricted Payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" covenant; and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

          (a)   the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

          (b)   the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY, DELIVERY AND FORM

Book-Entry Settlement and Clearance

The Global Notes

        The Exchange Notes will be issued in one or more fully registered global notes (the "Global Notes"). Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. Beneficial interests in the Global Notes will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

        We expect that under procedures established by DTC:

  •
  upon deposit of each Global Note with DTC's custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants; and

  •
  ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in any of the Global Notes).

        Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Book-entry procedures for the Global Notes

        All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:

  •
  will not be entitled to have notes represented by the Global Note registered in their names;

  •
  will not receive or be entitled to receive physical delivery of notes in certificated form; and

  •
  will not be considered the owners or "holders" of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

  •
  will not be entitled to have notes represented by the Global Note registered in their names;

  •
  will not receive or be entitled to receive physical delivery of notes in certificated form; and

  •
  will not be considered the owners or "holders" of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium, if any, and interest with respect to the notes represented by a Global Note will be made by the trustee to DTC's nominee as the registered holder of the Global Note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, in accordance with the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for a Certificated Note only if:

  •
  DTC (a) notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes, and a successor depositary is not appointed within 90 days, or (b) has ceased to be registered as a clearing agency under the Exchange Act, and we fail to appoint a successor depositary within 90 days;

  •
  we, at our option, notify the trustee that we elect to cause the issuance of Certificated Notes, subject to the procedures of DTC; or

  •
  certain other events provided in the indenture occur.

DESCRIPTION OF CERTAIN INDEBTEDNESS

ABL Credit Facility

        On May 14, 2014, we entered into a credit and security agreement with SunTrust Bank ("SunTrust"), as administrative agent and as sole lead arranger and book runner, and the lenders party thereto (the "2014 Credit Agreement"). The 2014 Credit Agreement is a five-year senior secured revolving credit facility in the maximum principal amount of $110.0 million (the "Revolver"), which maximum principal amount may be increased to $135.0 million, subject to SunTrust's and applicable lenders' approval. The Revolver includes $50.0 million of availability for letters of credit and $10.0 million of availability for swing line loans. The 2014 Credit Agreement is secured by a first priority lien on the ABL Priority Collateral and a second priority lien on the Notes Priority Collateral, subject to certain exceptions and permitted liens.

        The aggregate amount of borrowings and letters of credit that may be outstanding under the Revolver at any time is limited by a borrowing base that consists of specified percentages of eligible receivables, eligible unbilled receivables, eligible raw materials inventory and eligible work-in-process inventory. If the amount of borrowings and letters of credit outstanding under the Revolver exceeds the borrowing base then in effect, we are required to repay such borrowings in an amount sufficient to eliminate such excess. In addition, the borrowings under the Revolver are subject to mandatory prepayment via exercise of cash dominion by SunTrust when excess availability under the borrowing base is less than the greater of $16.5 million and 15% of the aggregate commitments for the Revolver.

        The Revolver includes customary affirmative and negative covenants and events of default, as well as a financial covenant establishing a minimum fixed charge coverage ratio of 1.15x. Negative covenants include, among other things, limitations on additional debt, liens, mergers, consolidations and acquisitions, asset sales, investments, dividends, redemptions and other payments on junior capital, certain affiliate transactions, dividends, sale/leaseback transactions, speculative hedging, amendments to material agreements, and changes in fiscal year or accounting practices. Events of default include, among other events, non-performance of covenants, breach of representations, cross-default to other material debt, bankruptcy and insolvency, material judgments, material adverse change and changes in control.

        We are able to borrow funds under the Revolver at a rate of interest equal to one, two or three-month LIBOR plus an applicable margin of between 2.50% and 3.00%, depending on the average quarterly excess availability under the borrowing base. The Revolver will also have an unused fee of 0.375% to 0.500%, depending on the average daily unused portion of the revolving commitments.

Debt Acquired in Acquisition of Herley

        We assumed a $10.0 million ten-year term loan with a bank in Israel that Herley entered into on September 16, 2008 in connection with the acquisition of one of its wholly owned subsidiaries. The balance as of June 29, 2014 was $4.2 million, and the loan is payable in quarterly installments of $0.3 million plus interest at LIBOR plus a margin of 1.5%. The loan agreement contains various covenants including a minimum net equity covenant as defined in the loan agreement. We were in compliance with the financial covenants of the loan agreement as of June 29, 2014.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Exchange Offer

        The exchange of Unregistered Notes for Exchange Notes in the Exchange Offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note. The holding period of the exchange note will include the holding period of the unregistered note exchanged therefor and the basis of the exchange note will be the same as the basis of the unregistered note immediately before the exchange.

        Persons considering the exchange of Unregistered Notes for Exchange Notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Unregistered Notes where such Unregistered Notes were acquired as a result of market-making activities or other trading activities. We have agreed to use commercially reasonable best efforts to keep the registration statement, of which this prospectus forms a part, continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the Exchange Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms in all material respects with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, for a period ending on the earlier of (i) 180 days from the date on which this registration statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

 LEGAL MATTERS

        The validity of the Exchange Notes and the related guarantees will be passed upon for us by DLA Piper LLP (US), San Diego, California; Burr & Forman LLP, Birmingham, Alabama; Faerge Bakers Daniels LLP, Denver, Colorado; Frost Brown Todd LLC, Indianapolis, Indiana; and Sheppard Mullin Richter & Hampton LLP, New York, New York.

EXPERTS

        The consolidated financial statements as of December 30, 2012, and for the two years in the period ended December 30, 2012, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The financial statements, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K as of December 29, 2013, and for the year ended December 29, 2013, and the effectiveness of Kratos Defense and Security Solutions, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-4 with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the documents that have been filed or will be filed or incorporated by reference as exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, is available free of charge through our website at www.kratosdefense.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on, or accessible through, our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

        If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are still required under the indenture to furnish the holders of the Exchange Notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. Any such requests should be directed to us at: Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 4820 Eastgate Mall, San Diego, California, 92121.

Kratos Defense & Security Solutions, Inc.

Offer to Exchange all Outstanding and Unregistered
7.000% Senior Secured Notes due 2019
for
7.000% Senior Secured Notes due 2019
Which Have been Registered Under the Securities Act

Prospectus

September 17, 2014